UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CBRL Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:
     We have enclosed with this letter the proxy statement for our 2007 Annual Meeting of shareholders.
     We are using the SEC’s new “e-proxy” rules, which allow us to make our proxy statement and related proxy materials available on the Internet. As a result, many of you may already have received a “Notice of Internet Availability of Proxy Materials.” That notice described how you can obtain our proxy materials (consisting of this proxy statement, a form of proxy card and our annual report to shareholders for the year ended August 3, 2007). The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials and we hope that, if possible and convenient for you, you will use them. Alternatively, you can receive paper copies of the proxy materials. In either event, we hope that you find the annual report to shareholders interesting and useful in understanding our company.
     This year’s Annual Meeting will be held on Thursday, November 29, 2007, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.
     At this year’s meeting, you will have an opportunity to vote on the election of 11 directors, certain matters with respect to our Omnibus Incentive Compensation Plan and the selection of Deloitte & Touche LLP as CBRL’s independent registered public accounting firm. We will discuss CBRL and its performance during the past fiscal year, particularly commenting on the results of business operations of our Cracker Barrel Old Country Store® as well as the strategic initiatives that we completed during 2007. Representatives from Deloitte & Touche LLP also will be available at the meeting, and, following our report, we will try to answer your appropriate questions as well as we can.
     Your interest in CBRL and your vote are very important to us, so please review the proxy statement and our annual report in detail and return your proxy card as soon as possible. We want your vote to be represented at the Annual Meeting. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

Sincerely,

Michael A. Woodhouse
October 19, 2007	Chairman, President and Chief Executive Officer

305 Hartmann Drive
Lebanon, Tennessee 37087
Notice of Annual Meeting of Shareholders

DATE OF MEETING:	Thursday, November 29, 2007

TIME OF MEETING:	10:00 a.m. Central Time

PLACE OF MEETING:	305 Hartmann Drive Lebanon, Tennessee 37087

ITEMS OF BUSINESS:	1) to elect 11 directors;

2) to re-approve certain performance criteria under the CBRL 2002 Omnibus Incentive Compensation Plan as described in the accompanying proxy statement;

3) to approve certain amendments to the CBRL 2002 Omnibus Incentive Compensation Plan as described in the accompanying proxy statement;

4) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year; and

5) to conduct other business properly brought before the meeting.

WHO MAY VOTE/RECORD DATE:	You may vote if you were a shareholder of record on October 1, 2007.

DATE OF MAILING:	This proxy statement and the form of proxy are first being mailed or provided to shareholders on or about October 19, 2007.

By Order of the Board of Directors,

N.B. Forrest Shoaf
Secretary
Lebanon, Tennessee
October 19, 2007

CBRL GROUP, INC.
305 Hartmann Drive
Lebanon, Tennessee 37087
Telephone: (615) 444-5533
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

What is this document?
     This document is the proxy statement of CBRL Group, Inc. that is being furnished to shareholders in connection with our Annual Meeting of shareholders to be held on Thursday, November 29, 2007. A form of proxy card also is being furnished with this document.
     We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to your company throughout as “we,” “us,” the “Company” or “CBRL.”
Why am I receiving a proxy statement?
     You are receiving this document because you were one of our shareholders on October 1, 2007, the record date for our 2007 Annual Meeting. We are sending this proxy statement and the form of proxy card to you and/or making those documents available to you on the Internet in order to solicit your proxy (i.e., your permission) to vote your shares of CBRL stock upon certain matters at the Annual Meeting. We are required by law to convene an Annual Meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our shareholders. United States federal securities laws require us to send you this proxy statement and specify the information contained in it.
What does it mean if I receive more than one proxy statement or proxy card?
     If you receive multiple proxy statements or proxy cards, that means that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company (“AST”), which may be contacted at 800-485-1883.
What does it mean if I received a “Notice of Internet Availability of Proxy Materials” from CBRL?
     We are using the SEC’s new “e-proxy” rules. Accordingly, we are making this proxy statement and related proxy materials available on the Internet in accordance with the SEC’s new rules that allow companies to furnish proxy materials to shareholders through a “notice and access” model using the Internet. The “Notice and Access Rule” removes the requirement for public companies to automatically send shareholders a full, hard-copy set of proxy materials and allows them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” and to provide online access to the documents. We mailed a “Notice of Internet Availability of Proxy Materials” on October 19, 2007 to all beneficial (“street name”) shareholders of record on October 1, 2007, who are the shareholders entitled to vote at the Annual Meeting.

What information is available on the Internet?
     Our proxy statement, Annual Report on Form 10-K, annual report to shareholders and other financial documents are available free of charge at the SEC’s website, sec.gov, at the Investor Relations section of our corporate website, cbrlgroup.com, and at proxyvote.com.
Are you “householding” for shareholders sharing the same address?
     Yes. The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other CBRL shareholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our transfer agent, AST, at toll free (800) 485-1883, or to our Corporate Secretary at CBRL Group, Inc., P.O. Box 787, Lebanon, Tennessee 37088-0787. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.
Is there any other information that is available or that I should be receiving?
     Yes. You should receive a copy of our 2007 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended August 3, 2007. References in this document to a year (e.g., 2007), unless the context clearly requires otherwise, mean and will be deemed a reference to our fiscal year that ended on the Friday closest to July 31 of that year.
Who is paying the costs of the proxy statement and the solicitation of my proxy?
     CBRL will pay all expenses of this solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement, our other proxy materials and all costs of any proxy solicitor we employ. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares.
Who is soliciting my proxy and will anyone be compensated to solicit my proxy?
     Our Board of Directors is making this solicitation of proxies on our behalf. In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies in person or by telephone, facsimile or other means of communication. We will not pay our directors, officers or other regular employees any additional compensation for their proxy solicitation efforts; however, we may reimburse them for any out-of-pocket expenses in connection with any solicitation.
     We also retain Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues. Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses.

     We may also employ a professional proxy solicitation service, and we will pay all costs of that solicitor.
     We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies, and independent inspectors of election will certify the results.
Who may attend the Annual Meeting?
     The Annual Meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own CBRL shares, it is possible that you may not be admitted to the meeting.
May shareholders ask questions at the Annual Meeting?
     Yes. Our representatives will answer your questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.
What if I have a disability?
     If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to CBRL Group, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087, Attention: Corporate Secretary, at least two weeks before the meeting.
What is CBRL Group, Inc. and where is it located?
     We are the parent corporation of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”). Through Cracker Barrel, we also own a number of related operating companies. Our corporate headquarters are located at 305 Hartmann Drive, Lebanon, Tennessee 37087. Our telephone number is (615) 444-5533.
Where is CBRL Group, Inc. common stock traded?
     Our common stock is traded and quoted on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “CBRL.”

VOTING MATTERS

What am I voting on?
     You will be voting on the following:
•	the election of 11 directors;

•	re-approval of the performance criteria under our 2002 Omnibus Incentive Compensation Plan;

•	certain amendments to our 2002 Omnibus Incentive Compensation Plan;

•	the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and

•	any other matter properly brought before the Annual Meeting.
Who is entitled to vote?
     You may vote if you owned shares of our common stock at the close of business on October 1, 2007. As of October 1, 2007, there were 23,728,346 shares of CBRL common stock outstanding.
How many votes must be present to hold the Annual Meeting?
     In order to lawfully conduct the Annual Meeting, a majority of our outstanding common shares as of October 1, 2007 must be present at the meeting either in person or by proxy. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the meeting?”. Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.
How many votes do I have and can I cumulate my votes?
     You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.
May I vote my shares in person at the Annual Meeting?
     Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet.

How do I vote before the meeting?
     Before the meeting, you may vote your shares in one of the following three ways:
•	by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

•	by using the telephone (within the United States and Canada) by calling 1-800-690-6903; or

•	by using the Internet by visiting the following website: proxyvote.com.
Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?” The Tennessee Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.
How do I vote if my broker holds my shares in “street name”?
     If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP) that offers Internet and telephone voting options.
What is a “broker non-vote”?
     If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?”.
How will abstentions and broker non-votes be treated?
     Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.
Will my shares held in street name be voted if I do not provide my proxy?
     If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters. The proposals to re-approve the performance criteria under and to make certain amendments to our 2002 Omnibus Incentive Compensation Plan are not considered routine matters and, therefore, your shares will not be voted on these matters (see “What is a ‘broker non-vote’?”) unless you instruct in a timely manner your brokerage firm to vote them.
How will my proxy be voted?
     The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card.
What if I return my proxy card or vote by Internet or telephone but do not specify my vote?
     If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:
•	FOR the election of each of the director nominees;

•	FOR re-approval of the performance criteria under our 2002 Omnibus Incentive Compensation Plan;

•	FOR the amendments to our 2002 Omnibus Incentive Compensation Plan;

•	FOR approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2008 fiscal year.
Can I change my mind and revoke my proxy?
     Yes. To revoke a proxy given pursuant to this solicitation, you must:
•	sign another proxy with a later date and return it to our Corporate Secretary at CBRL Group, Inc., P.O. Box 787, Lebanon, Tennessee 37088-0787 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling 1-800-690-6903;

•	re-vote by using the Internet and visiting the following website: proxyvote.com; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.
Will my vote be confidential?
     Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:
•	to allow the independent inspectors of election to certify the results;

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.
What vote is required to approve each proposal?
•	Proposal 1: Elect 11 directors.
     The 11 nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors.
•	Proposal 2: Re-approve performance criteria under the CBRL 2002 Omnibus Incentive Compensation Plan.
     Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.
•	Proposal 3: Approve amendments to the CBRL 2002 Omnibus Incentive Compensation Plan.
     Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.
•	Proposal 4: Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008.
     Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of Deloitte & Touche LLP for ratification in order to obtain the views of our shareholders. Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider its selection.

How do you recommend that I vote on these items?
     The Board of Directors recommends that you vote:
•	FOR each of the nominees to the Board;

•	FOR re-approval of the performance criteria under the 2002 Omnibus Incentive Compensation Plan;

•	FOR the amendments to the 2002 Omnibus Incentive Compensation Plan; and

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008.
May other matters be raised at the Annual Meeting; how will the meeting be conducted?
     We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the shareholders. If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.
     The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.
How can I find the voting results of the Annual Meeting?
     We will include the voting results in our Quarterly Report on Form 10-Q for the quarter ending November 2, 2007, which we expect to file with the SEC in December 2007.

BOARD OF DIRECTORS AND COMMITTEES

Who are the current members of the Board of Directors
     The names and biographies of each member of our Board of Directors are set forth in this proxy statement under “Proposal 1: Election of directors,” beginning on page 44. All of our current Board members are nominees for re-election to the Board.
How often did the Board of Directors meet in 2007?
     Our Board of Directors met ten times during 2007. Each director attended at least 75% of the combined total of all meetings of the Board and all meetings of the committee(s) on which he or she served.
What are the committees of the Board?
     Our Board has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, Public Responsibility, and Executive. All members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent under Nasdaq’s listing standards and our Corporate Governance Guidelines, and our Board has adopted a written charter for each of these committees. A copy of each of these charters, as well as our Corporate Governance Guidelines, is posted on our Internet website, cbrlgroup.com. Current information regarding all of our standing committees is set forth below.

Name of		Number of
Committee and		Meetings
Members	Functions of the Committee	in 2007

AUDIT: Robert C. Hilton, Chair Robert V. Dale Richard J. Dobkin Jimmie D. White	• Appoints and oversees outside auditors • Acts as liaison between the Board and outside auditors • Discusses the independence of our outside auditors • Responsible for developing procedures to receive information and address complaints regarding the status of our financial condition and effectiveness of our internal controls or audit process	12
• Reviews internal accounting controls and systems, including internal audit plan
• Reviews results of the annual audit and related financial reports
• Reviews quarterly earnings press releases and related financial reports
• Reviews our significant accounting policies and any changes to those policies
• Pre-approves new or renewal transactions between the Company and related parties and annually

Name of		Number of
Committee and		Meetings
Members	Functions of the Committee	in 2007

AUDIT (continued)	reviews and confirms on-going contractual or lease obligations with related parties
	• Sole authority to hire, terminate, and approve compensation for the Vice President, Internal Audit and Loss Prevention
	• Sole authority to hire, terminate and approve payments to the independent registered public accounting firm
	• Determines financial expertise and continuing education requirements of members of the committee

COMPENSATION: Robert V. Dale, Chair James D. Carreker Richard J. Dobkin Charles E. Jones, Jr. Andrea M. Weiss	• Reviews and approves salaries, bonuses and other compensation of executive officers • Administers compensation plans for executive officers, and approves all option grants and stock grants • Reviews executive management’s performance, particularly with respect to financial goals for the concluding fiscal year • Selects and engages independent compensation consultant	7

NOMINATING AND CORPORATE GOVERNANCE: Robert V. Dale, Chair Charles E. Jones, Jr. Martha M. Mitchell Erik Vonk	• Considers and recommends to the Board nominees for director • Considers nominees recommended by shareholders in writing prior to the annual deadline for submission of shareholder proposals • Reviews and recommends changes to corporate governance policies and practices • Reviews and recommends candidates to serve on Board committees • Reviews annual Board self-assessment	3

PUBLIC RESPONSIBILITY: Martha M. Mitchell, Chair James D. Carreker B.F. “Jack” Lowery Andrea M. Weiss Jimmie D. White Erik Vonk	• Oversees our corporate citizenship policies and activities and recommends to the Board policies and initiatives that will effectively position the Company with its various constituencies • Determines how public policies affect the Company and its various constituencies	3

Name of		Number of
Committee and		Meetings
Members	Functions of the Committee	in 2007

EXECUTIVE: Michael A. Woodhouse, Chair James D. Carreker Robert V. Dale Robert C. Hilton Charles E. Jones, Jr. B. F. “Jack” Lowery	• Meets at the call of the Chairman of the Board • Meets when the timing of certain actions makes it appropriate to convene the Committee rather than the entire Board • May carry out all functions and powers of the Board subject to certain exceptions under applicable law • Advises senior management regarding actions contemplated by CBRL whenever it is not convenient or appropriate to convene the entire Board	0
How are directors compensated?
     During 2007, each outside director was paid an annual retainer of $45,000, other than our lead independent director who was paid an annual retainer of $75,000. Each outside director also was paid a director’s fee of $1,500 for each committee meeting attended, other than the Audit Committee and the Compensation Committee members who were paid $2,000 for each committee meeting attended. The chair of each committee, other than the Audit Committee and the Compensation Committee, was paid an additional annual retainer of $8,000, while the chair of the Audit Committee was paid an additional annual retainer of $18,000 and the chair of the Compensation Committee was paid an additional annual retainer of $13,000. We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings. Directors who also are employees of CBRL are not paid director’s fees or a retainer.
     Directors also are offered the option to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar quarter) plus 1.5%.
     Pursuant to our CBRL 2002 Omnibus Incentive Compensation Plan, as amended, each non-employee director who is elected at the Annual Meeting will receive an option to purchase 2,000 shares of CBRL common stock at fair market value, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and a grant of 2,000 shares of restricted stock that vests in its entirety three years from the date of the grant.
     The compensation of our directors during 2007 is detailed in the Director Compensation Table, which can be found on page 37 of this proxy statement. Director compensation for 2008 remains in effect without modification.
     Mr. Woodhouse, our Chairman of the Board, President and Chief Executive Officer, is compensated pursuant to his employment agreement and certain benefit plans described below under “Executive Compensation” and receives no additional benefits as a result of his service on the Board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
What is the purpose of Compensation Discussion and Analysis?
     This portion of the proxy statement, called Compensation Discussion and Analysis or “CD&A” has been prepared in order to provide a summary of the process by which the Company established the compensation for its executive officers during 2007. It is meant to give shareholders insight into how our executive compensation programs work, including why we pay what we do and when we pay it. It is meant to help you understand how we design our pay packages and how we pay our executives and should be read in conjunction with the detailed executive compensation tables that immediately follow this CD&A and the related Compensation Committee report. If we believe it to be material, we also have indicated how our process has changed, if at all, with respect to how we have established the compensation for our executive officers during 2008.
What does the Compensation Committee do?
     The Compensation Committee’s functions and members are described on pages 10 and 31 of this proxy statement. The Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers. The Compensation Committee’s Charter is posted on our corporate and investor relations website (cbrlgroup.com). The Compensation Committee meets as necessary, but at least four times each year, to enable it to fulfill its responsibilities. The Chairperson of the Committee is responsible for leadership of the Compensation Committee, presiding over its meetings, making Committee assignments and reporting the Compensation Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board. The Chairperson, with the assistance of management, also sets the agenda for Compensation Committee meetings.
     Among other things, the Compensation Committee may conduct or authorize studies of matters within its scope of responsibilities, and may retain, at our expense, independent counsel or other consultants necessary to assist the Compensation Committee in any such studies.
Does the Compensation Committee use the services of an independent consultant?
     Yes — to assist the Compensation Committee with establishing executive compensation for 2007 and 2008, the Compensation Committee retained Mercer and, following the departure of a Mercer representative with whom the Committee had worked, that person’s firm, Frederic W. Cook & Co., Inc. (“Cook”), each of which is a nationally recognized executive compensation consulting firm, to provide competitive market data, establish a peer group of companies and provide guidance to compensation structure as well as levels of compensation for our senior executives and the Board of Directors. Although Mercer does provide limited other services for the Company, we believe that both Mercer and Cook are independent of management and provide the Compensation Committee with objective advice.
Does the Compensation Committee benchmark using a peer group of companies?
     Yes — the Compensation Committee uses a peer group to evaluate the targeted compensation levels and the type of reward programs offered to our executive officers. The selection of a peer group is driven by:

•	Publicly traded organizations in the restaurant industry;

•	Organizations of comparable size to CBRL (measured by sales); and

•	Organizations with similar geographic dispersion and workforce demographics.
     The peer group approved and used by the Compensation Committee, is comprised of the following publicly-traded companies:
•	Applebees International, Inc.

•	Bob Evans Farms, Inc.

•	Brinker International, Inc.

•	Cheesecake Factory, Inc.

•	CKE Restaurants, Inc.

•	Darden Restaurants, Inc.

•	Denny’s Corp.

•	Jack-in-the-Box, Inc.

•	O’Charley’s, Inc.

•	OSI Restaurant Partners, Inc.[1]

•	RARE Hospitality, Inc.[1]

•	Ruby Tuesday, Inc.

•	Wendy’s International, Inc.
     Management and the Compensation Committee, with Mercer and Cook’s assistance, regularly evaluate the marketplace to ensure that our compensation programs remain competitive. Data from published compensation surveys is used generally to assess the competitiveness and the reasonableness of rewards. The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and their own experiences.
     The Compensation Committee also asks Mercer and Cook to provide information from all other general industry companies for certain positions that are less specific to the restaurant industry and to serve as additional reference points in assessing the appropriateness of the compensation levels of all named executive officer level positions.
     Even though the Compensation Committee reviews the information from the broader market survey, the Committee focuses primarily on the narrower peer group because it represents companies that have similar operating characteristics and are more comparable in revenue size to the Company.
What are the overall objectives of our executive compensation programs?
     In simple terms — our overall compensation objectives are performance, alignment and retention. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our financial goals. The ultimate objective of our executive compensation program is to attract and retain executive talent that possesses the appropriate combination of functional, general management skills and strong people leadership capability that are vital to the achievement of our strategic goals. We generally reward executives for near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

[1]	Although both OSI Restaurant Partners, Inc. and RARE Hospitality, Inc. were part of our peer group in 2007, both have recently ceased to be publicly traded and we anticipate that their compensation information no longer will be publicly available. Accordingly, we anticipate that they no longer will be included in our peer group.

How are our executive compensation programs structured in order to address our objectives?
     Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. The Company uses a combination of cash and equity compensation and benefits to compensate and reward its executive officers: base salary, an annual incentive award and long-term incentive (“LTI”) compensation (which consisted during 2007 of the Mid-Term Incentive and Retention Plan (“MTIRP”) and annual stock option grant), all of which are described in greater detail below. The Compensation Committee believes that the elements of compensation that it uses create a flexible compensation package that focuses and rewards executives for both near-term and long-term performance while aligning the interests of executive officers with the interests of our shareholders.
     Performance. Our executives who are identified in the Summary Compensation Table on page 32 (whom we refer to as our named executives) have a combined total of 114 years in the restaurant industry and 54 years with CBRL, during which several of them have held different positions and been promoted to increasing levels of responsibility. The compensation for each named executive reflects the Committee’s assessment of his management experience, performance and service to the Company over a long period of time. Key elements of compensation that depend upon each named executive’s performance include:
•	Base salary designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness;

•	An annual incentive cash bonus that is based on pre-determined quantitative measures within the context of our overall performance; and

•	Equity incentive compensation in the form of stock options and restricted stock, the value of which is contingent upon the performance of the CBRL share price or other performance criteria, and subject to vesting schedules that require continued service with the Company.
     A substantial amount of the compensation of our executives is “at risk” performance based compensation. Based on targeted compensation levels, in 2007, the named executive officers as a group had 79% of their total compensation linked to performance, and Mr. Woodhouse had 85% of his total compensation linked to performance (total compensation referring to the sum of base salaries and annual and long-term incentive opportunities). These percentages did not include that portion of the 2007 compensation represented by “success bonuses” (see discussion on page 24 of this proxy statement) — bonuses that were earned by our executives for implementing various strategic initiatives beginning in 2006. Through this strong emphasis on performance-based pay, non-performance has a significant effect on the amount of compensation realized by our executive officers. Furthermore, by utilizing threshold targets as a part of executive compensation, in the event the Company does not meet such targets, incentive compensation is substantially at-risk and is not paid to the executive officers.
     Alignment. We seek to align the interests of the named executives with those of our shareholders by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to both near-term and long-term shareholder value, including increases in operating profit, revenue growth and return on investment. Key elements of compensation that align the interests of the named executives with shareholders include:
•	Annual incentive compensation, which during 2007 linked a significant portion of compensation to increases in operating income over that of the previous year;

•	Equity incentive compensation, which during 2007 linked a significant portion of compensation to operating income, revenue growth and return on investment to determine eligibility for and size of the awards and then linked the total realized value of awards (options and restricted stock) to shareholder value because the total value of those awards corresponds to stock price appreciation and dividend rate; and

•	Stock ownership and holding requirements, which require our senior executives to accumulate and hold CBRL stock in specified amounts.
     Retention. We know that our senior executives have other professional opportunities, including ones at potentially higher compensation levels. Therefore, we attempt to retain our executives by using continued service as a determinant of total pay opportunity. Key elements of compensation that require continued service to receive any payment include:
•	The extended vesting terms on elements of equity incentive compensation, including stock options and restricted stock, some of which are targeted to certain individual executives; and

•	The MTIRP and LTI, which pay out only if the executive remains with the Company for the entire performance period and for an additional vesting period thereafter, subject to early vesting if that executive is retirement eligible under the terms of the plan.
How are our compensation objectives implemented?
     We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, long-term potential to enhance shareholder value, current compensation arrangements and tenure with the Company. Specific factors affecting compensation decisions for the named executive officers include:
•	Achieving key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on capital and total shareholder return[1];

•	Achieving strategic objectives such as dispositions and recapitalizations;

•	Achieving excellence in their organizational structure and among their employees; and

•	Supporting our values by promoting a culture of unyielding integrity through compliance with laws and our ethics policies, as well as commitment to community leadership and diversity.
     We do not adhere strictly to formulas or necessarily react to near-term changes in business performance in determining the amount and mix of compensation elements. We rely on the formulaic achievement of financial goals in three instances: the annual incentive plan, the LTI (and related MTIRP) and the performance targets of certain shares of restricted stock granted to Mr. Woodhouse. We consider competitive market compensation paid by other companies and attempt to maintain a certain target percentile (as discussed later) within the peer group of companies that we utilize. We incorporate flexibility into our

[1]	By “total shareholder return,” we generally mean capital appreciation through increase in stock price, dividends and repurchase of shares when we believe them to be accretive to earnings per share.

compensation programs and in the assessment process to respond to and adjust for the evolving business environment.
     We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. While each element is compared to the market separately, with the target opportunities established for each element on an independent basis, the Compensation Committee evaluates the overall total direct compensation package (base salary, annual incentive and long-term incentive) relative to market conditions. We do not have a specific apportionment goal. Instead, we review the compensation mix of each executive on a subjective basis as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of CBRL shares.
     In general, the compensation policies have provided for a more significant emphasis on long-term equity compensation than on current cash compensation for our CEO and CFO. This pay mix supports their roles in enhancing value to shareholders over the long-term. For other named executive officers, annual incentive opportunities were weighted more heavily than the long-term equity component for 2007.
What are the elements of our executive compensation program?
     Our executive compensation program includes the following elements of compensation:
•	Base salary;

•	Annual bonuses, including special incentives when appropriate;

•	Long-term incentives, consisting primarily of equity-based rewards;

•	Health and welfare benefits; and

•	Severance and change of control provisions.
     We offer only limited perquisites for executive officers and do not offer any supplemental executive retirement program (known as a SERP) or defined benefit pension plans.
Why do we pay each element of executive compensation?
     The following table provides additional information on our reasons for providing the various elements of executive compensation.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities

Annual Bonus Plan	Efforts to achieve annual target revenue growth and profitability	Focus attention on meeting annual performance targets and our near-term success Provide additional cash compensation and incentives based on our annual performance

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Long-Term Incentives	Restricted Stock
	Efforts to achieve long-term revenue growth and profitability over vesting period	Focus attention on meeting longer-term performance targets and our long-term success

	Appreciation in value of shares	Focus efforts on longer-term stock price performance

	Continued employment with us during the vesting period	Management retention in a competitive marketplace

	Stock Options Ability to increase and maintain stock price	Focus efforts on longer-term stock price performance

	Continued employment with the Company during the three-year vesting period	Management retention in a competitive marketplace

Health and welfare benefits	Provides benefits upon death or disability; provides medical coverage	Designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively

Severance and change-in-control provisions/agreements	Provides payments and other benefits upon termination of employment	Designed to ensure that executive officers remain focused on our business during transitions
How do we determine the types and amounts of executive compensation?
     Our compensation includes the following market targets:
•	Base salaries generally are targeted at the 60th percentile of market relative to our peer group and compensation surveys completed by our compensation consultants, with variations for experience, leadership, contribution and critical skills; and

•	Total compensation (which includes salary, annual bonus, and the value of long-term incentives) is targeted at the 75th percentile of market relative to our peer group and compensation surveys completed by our compensation consultants when appropriately aggressive financial performance is achieved.
     Compensation targets are above the median in recognition that the Company offers only limited perquisites and offers no defined benefit or SERP, and to attract and retain higher caliber executives.
     In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. The Committee determines the allocation of long-term versus near-term compensation based on market data from the peer group and broader industry survey data, which is then adjusted by the Committee based on contribution and performance as well as internal equity considerations. In establishing the specific components of executive compensation for 2007, the

Compensation Committee based its decisions on the market data and recommendations based on such data provided to it by Mercer and Cook.
     Base Salary. Base salary for our executive officers is determined based on the scope of work, skills, experience, responsibilities, performance and seniority of the executive, peer group salaries for similarly-situated positions and the recommendation of the Chief Executive Officer (except in the case of his own compensation). Mr. Woodhouse’s salary is set per his employment agreement, subject to increases in the discretion of the Compensation Committee. The Company views base salary as a fixed component of executive compensation that compensates the executive officer for the daily responsibilities assumed in keeping the Company operating throughout the year.
     The Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year. Each named executive officer is assigned a salary range based on similar positions in the peer group. The Compensation Committee then considers many factors, including individual performance, experience and tenure in setting base salary increases within this range. The greater an individual’s performance and contribution, the larger the annual increase may be. In addition, the Committee may identify certain positions as critical to our business and target base salaries for these positions above the median target.
     Base salary increases for our named executive officers who received increases for 2007 averaged 6.6% from the executive base salaries in effect during 2006. These increases in base salary for the named executive officers are outlined below:

Name	2006 Salary	2007 Salary	% Increase
Mr. Woodhouse	$950,000	$950,000	0%
Mr. White	$425,000	$467,500	10%
Mr. Shoaf	$309,000	$355,350	15%
Mr. Barber	$290,000	$301,600	4%
Mr. Maxwell	$300,000	$312,000	4%
     Annual Bonus Plan. Our annual bonus plan provides our executive officers with the ability to receive additional cash compensation based on a percentage of base salary and our performance. In order to be eligible to receive incentive cash compensation during 2007, the executive must have been employed with us at the end of our fiscal year and the Company must have met certain pre-determined targets.
     For Mr. Woodhouse, Mr. White and Mr. Shoaf, these targets related to operating income from continuing operations, revenue growth and operating margins during 2007. Under the 2007 annual bonus plan, depending on our performance, the bonus plan provided for:
•	No additional cash compensation if 2007 operating income from continuing operations was less than 2006 operating income from continuing operations, irrespective of how the Company performed under the other performance metrics; and

•	If 2007 operating income from continuing operations was equal to or greater than that of 2006, then a bonus of between 60% and 225% of his target bonus, based upon a graduated scale of the relative performance levels of operating income, revenue growth and operating income margin (all from continuing operations).

     For Mr. Barber, these targets related to net operating income, net restaurant sales, success of new stores, as well as operating income from continuing operations, revenue growth and operating margins during 2007. While certain thresholds were in place during 2007, it was possible that no bonus would be payable, depending on attainment of the above outlined goals. Also, as an additional incentive to Mr. Barber to continue to increase sales, the Compensation Committee did not limit his bonus potential insofar as it related to the sales component.
     For Mr. Maxwell, these targets related to retail sales, retail gross margin, inventory turnover, as well as operating income from continuing operations, revenue growth and operating margins during 2007. While certain thresholds were in place during 2007, it was possible that no bonus would be payable, depending on attainment of the above outlined goals. In addition, no maximum bonus (for the sales component) was established as an added incentive to Mr. Maxwell to continue to increase sales.
     The 2007 target bonus for each named executive officer was equal to the respective percentage of his 2007 base salary set forth in the table below under the column labeled “Target Percentage.” The following table also indicates the minimum (or threshold) and maximum bonus that the officers indicated could have received, expressed as a percentage of 2007 base salary, assuming achievement of threshold income in 2007, as well as the actual bonus earned (both as a percentage of 2007 base salary and in actual dollars) for 2007:
2007 Bonus Table

	Target
Name	Percentage	Threshold[1]	Maximum	Actual (%)	Actual ($)
Mr. Woodhouse	200%	120%	450%	171%	$1,624,120
Mr. White	110%	66%	247.5%	94%	$439,581
Mr. Shoaf	80%	48%	180%	68%	$243,003
Mr. Barber	85%	0%	N/A	42%	$126,541
Mr. Maxwell	85%	0%	N/A	82%	$253,991
     As required by the bonus plan, the Compensation Committee met on September 19, 2007, to evaluate Company performance for 2007 and determine the level of bonus earned under the bonus plans. Actual results were compared to the targets previously approved by the Compensation Committee at the beginning of the fiscal year. These determinations resulted in a portion of the compensation for the named executive officers reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32 of this proxy statement.
     The performance matrix established for the annual bonus plan for 2008 also requires, in order for executive officers to receive any bonus, that our 2008 operating income exceed that of 2007. If our 2008 operating income is below that of 2007 (“2008 threshold income”), no bonus will be paid. If the Company achieves 2008 threshold income, each officer then can earn between 60% and 200% of his target bonus, with each officer receiving a payment on a graduated scale depending upon the extent to which 2008 operating income exceeds 2008 threshold income. An officer’s target bonus is equal to a percentage of his 2008 base salary as indicated in the column below labeled “Target Percentage.” The following table also indicates the threshold (minimum) and maximum bonus that the following officers would receive, expressed as a percentage of 2008 annual base salary, assuming that 2008 operating income from continuing operations equals or exceeds 2008 threshold income and assuming that the executive remained at his position for the

[1]	Assuming 2007 operating income from continuing operations exceeded that in 2006.

entire year. For 2008, the base salaries of the named executive officers are: Mr. Woodhouse ($1,000,000); Mr. White ($495,550); Mr. Shoaf ($383,778); Mr. Barber ($346,840); Mr. Maxwell ($327,600).
2008 Bonus Table

	Target	Target	Threshold	Threshold	Maximum	Maximum
Name	Percentage	Bonus	Percentage	Bonus	Percentage	Bonus
Mr. Woodhouse	200%	$2,000,000	120%	$1,200,000	400%	$4,000,000
Mr. White[1]	110%	$545,105	66%	$327,063	220%	$1,090,210
Mr. Shoaf	80%	$307,022	48%	$184,213	160%	$614,045
Mr. Barber	100%	$346,840	60%	$208,104	200%	$693,680
Mr. Maxwell	85%	$278,460	51%	$167,076	170%	$556,920
     Unlike the 2006 and 2007 bonus plans, under the 2008 bonus plan, revenue growth and operating margin are not express factors in determining either the eligibility or the amount of a bonus — only the extent to which threshold income is exceeded, which is driven by revenue growth and operating margin. In addition, the Compensation Committee changed the bonus plans for Mr. Barber and Mr. Maxwell for 2008 in order to align all executives with a common set of goals, thereby eliminating the additional measures that were part of their 2007 bonus plans. The Compensation Committee, upon the recommendation of Mercer and Cook, made these changes to the annual bonus plan in order to simplify the annual bonus plan while continuing to use revenue and EBIT margin as factors in the 2008 LTI as described below.
     We have announced that we presently expect 2008 total revenue to increase approximately 4.5% to 5.5% over revenues in 2007 and expect 2008 operating income margin as a percent of revenues to be approximately 6.7% to 7.0% compared with 7.0% in 2007. In order for the named executive officers to earn bonuses at the target level, our 2008 operating income would have to increase approximately 11% from that in 2007. If we achieve the midpoint of that guidance (5% revenue growth and 6.85% operating income margin) in 2008, we expect the named executive officers would earn bonuses at a level of approximately 87% of target.
     Long-Term Incentives. The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between shareholders and executive officers. A significant portion of an executive officer’s total compensation is provided in the form of equity. Long-term incentives authorized under our 2002 Omnibus Incentive Compensation Plan may include: stock options, which may include both incentive stock options and non-qualified stock options; restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; stock awards; and other stock-based awards. Some incentives, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as restricted stock and performance shares, deliver rewards based upon generating long-term shareholder returns through business building efforts.
     Our long-term incentives are evaluated independently and in the context of total compensation. The 2007 LTI consisted of two elements — a stock option and the MTIRP. MTIRP participants receive awards consisting of restricted stock or, at the executive’s election, restricted stock and cash if the Company, during 2007, achieved certain pre-established goals consisting of revenue growth and return on average net operating investment, as defined in the MTIRP (a “MTIRP Award”). MTIRP Awards, while earned based on 2007 actual results, cliff vest at the end of our 2009 fiscal year.

[1]	We anticipate that Mr. White will retire effective February 1, 2008. As a result, any bonus that Mr. White earns will be prorated as of that date.

     The award to be paid under the MTIRP to each of the following officers if we reached the performance goals established by the Committee was equal to a percentage (within a range of percentages set forth in the chart below) of that officer’s 2007 beginning base salary. A minimum award equal to 50% of the target times a participant’s 2007 base salary is earned under the MTIRP. If the performance level fell between the minimum level and target levels or between the target and maximum levels, then each officer was to receive a payment on a graduated scale commensurate with specified performance levels. On September 19, 2007, the Compensation Committee met and certified achievement of the awards under the MTIRP at 60% of target. Those awards will be paid and/or distributed immediately after the end of our 2009 fiscal year.
2007 MTIRP Target/Amount Earned

			% of
			Target
Name	Target %	Maximum	attained	Actual %	Actual $[1]
Mr. Woodhouse	175%	350%	60%	105%	$997,500
Mr. White	100%	200%	60%	60%	$280,500
Mr. Shoaf	87.50%	175%	60%	52.50%	$186,559
Mr. Barber	120%	240%	60%	72%	$108,576
Mr. Maxwell	120%	240%	60%	72%	$112,320
     In addition, under the 2007 LTI, each of the named executive officers received stock options on September 21, 2006 for the respective number of shares set forth below. The actual number of shares awarded was determined by multiplying 50% of the respective officer’s base salary by his 2007 LTI target (the other 50% of the 2007 LTI was MTIRP) and then dividing that number by the exercise price, multiplied by 31%. This 31% figure represents the estimated option value as determined by our outside actuary using the same methodology that we use in calculating option expense for financial statement reporting purposes. The strategic initiatives implemented in 2006, while generating substantial shareholder return, nevertheless resulted in lower net income in 2007. Accordingly, certain of the named executive officers received only the minimum award. The options had an exercise price of $40 and vest ratably over a three-year period.

Name	# of Shares
Mr. Woodhouse	2,500
Mr. White	2,500
Mr. Shoaf	2,500
Mr. Barber	9,108
Mr. Maxwell	9,422
     The value of these options is reflected for each named executive officer in the Summary Compensation Table on page 32 of this proxy statement under the “Option Awards” column and the grants are further described in the Grant of Plan-Based Awards Table on page 33 of this proxy statement.
     For 2008, we adopted the 2008 LTI, which again consists of two components — an annual stock option grant and the 2008 Long-Term Performance Plan (the “LTPP”). The stock option grants were awarded by the Committee at its regularly scheduled meeting on September 19, 2007 as set forth in the following table. The

[1]	All awards will be paid shares of stock with the exception of Mr. Barber, who elected part stock, part cash. Accordingly, the executives will receive the following shares of stock: Mr. Woodhouse (27,091); Mr. White (7,619); Mr. Shoaf (5,067); Mr. Barber (1,474) and Mr. Maxwell (3,051). These awards are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the “Grant of Plan-Based Awards” table on page 33 of this proxy statement.

actual number of shares awarded was determined by multiplying 50% of the respective officer’s base salary by his 2008 LTI target (the other 50% of the LTI was LTPP) and then dividing that number by the exercise price, multiplied by 31%. This 31% figure represents the estimated option value as determined by our outside actuary. All options had an exercise price of $40.05 and vest ratably over a three-year period.
2008 LTI Option Grants

Name	# of Shares
Mr. Woodhouse	140,953
Mr. White	0	[1]
Mr. Shoaf	27,047
Mr. Barber	24,444
Mr. Maxwell	15,832
     LTPP participants receive awards consisting of performance shares (“LTPP Awards”) if the Company achieves certain pre-established goals consisting of revenue growth and EBIT Margin, as defined in the LTPP, during 2008 and 2009. The former MTIRP was based upon a one-year performance period while the LTPP Awards are based upon a two-year performance period (2008 and 2009) and cliff vest at the end of 2010. During 2010, dividends will accrue on earned shares until their distribution.
     Under the LTPP, each officer has a “Target Award” determined by dividing: (1) the product of (a) two times the officer’s 2008 annual base salary and (b) that officer’s “Target Percentage” (the “Target Award Value”) by (2) the closing market price of our common stock on the last day of 2007 (August 3, 2007). The Target Award is then multiplied by a “Performance Factor” which is determined based upon relative achievement of the revenue and EBIT Margin goals during 2008 and 2009. The Performance Factor ranges from 0% to a maximum of 200%. Accordingly, LTPP Awards can range in value from $0 to two (2) times the Target Award Value.
     Target Percentages range from 25% to 175% and the following table sets forth the Target Percentage and the Target Awards for the named executive officers:
2008 LTPP Target/Maximum

	Target	Target Award	Maximum award
Name	Percentage	(# of shares)	(# of shares)
Mr. Woodhouse	175%	95,057	190,114
Mr. White[2]	100%	26,917	53,835
Mr. Shoaf	87.5%	18,240	36,481
Mr. Barber	87.5%	16,485	32,970
Mr. Maxwell	60%	10,677	21,354
     Because these targets represent a two-year goal, the goal is more difficult to achieve considering that one year can skew the results or reduce the potential award to zero. We have announced that we presently expect 2008 total revenue to increase approximately 4.5% to 5.5% over revenues in 2007, 2008 operating income margin as a percent of revenues to be approximately 6.7% to 7.0% compared with 7.0% in 2007, depreciation for 2008 to be approximately $60 million and net interest expense to be approximately $60 million. We have not completed our evaluation of the effect of adoption of FIN 48, and our outlook therefore reflects no change in income tax rate from 2007. Using these assumptions, if we achieve for a two-year period the midpoint of the guidance that we have announced for a one-year

[1]	In view of his planned retirement on February 1, 2008, Mr. White was not awarded an option.

[2]	Any award that could be earned by Mr. White will be prorated around his retirement date of February 1, 2008.

period, the named executive officers’ LTPP awards would be zero. We also have recently announced longer-term objectives for beyond 2008, including annual revenue growth of 6 to 8% and operating income growth of 8 to 12%. If we were to achieve the mid-point of these ranges in 2009, in addition to achieving the mid-point of the above stated guidance for 2008, the named executive officers would earn LTPP awards at a level of 50% of target.
     Health and Welfare Benefits. We offer a group insurance program consisting of life, disability and health insurance benefit plans that cover all full-time management and administrative employees (as well as certain full-time restaurant employees) and a supplemental group term life insurance program, which covers executive and other officers. Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits during 2007.
     Severance and Change of Control Provisions. We have a severance plan that applies to our executive officers. Under the severance plan, executives receive up to 12 months pay (plus, for senior executives, one additional week of pay for each year of service in excess of 15 years) as a result of termination of their employment by the Company other than for “cause,” which is defined in the severance plan.
     We have management retention (change in control) agreements with each of our executive officers, including the named executive officers, which agreements are described under “Executive Compensation — Compensation Tables and Information — Potential Payments Upon Termination or Change of Control,” including the table on page 36 of this proxy statement that shows the potential payments for each named executive officer under various termination scenarios. None of our named executive officers currently has an employment agreement other than Mr. Woodhouse, whose agreement is described on pages 37-39, and Mr. White, whose retirement agreement is described on page 39. There were no significant changes to our severance or change in control provisions in 2007.
     The change in control agreements would only result in severance benefits after a change in control if the executive is terminated without cause (or terminates his/her employment for “good reason” as described in the agreements) within two years after such an event. Unvested equity awards (stock options, stock appreciation rights, restricted stock, restricted stock units) will vest immediately upon a change in control, consistent with the provisions of our existing equity compensation plans. Under the 2008 LTPP, should a change in control occur during the first year of the two-year performance period of a 2008 LTPP award, one-half of the award vests, and if a change in control occurs during the second year of the two-year performance period of a 2008 LTPP award, the entire award vests. The Compensation Committee believes that treatment to be more consistent with current market practices.
     These agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company. When establishing our change of control agreements, the Compensation Committee intended to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity. We believe that the provision of severance and benefits and change in control protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Does the Compensation Committee sometimes consider special circumstances in changing or awarding compensation to executive officers?
     Yes — when we set our operating goals for 2006, we did so with our then-existing businesses and business model. Subsequently, we and our board revisited that business model with the goal of maximizing shareholder value by taking advantage of what we perceived to be advantageous capital markets, as well as shifting away from being a multiple concept company in the casual dining space. This resulted in a strategic decision to restructure our business model and balance sheet by incurring additional debt at favorable terms and desirable rates and levels and divesting our Logan’s Roadhouse business. The additional debt and the net proceeds from the sale of Logan’s were to be used to repurchase shares of our outstanding common stock. Accordingly, in addition to executing the previously set goals for operating its Cracker Barrel stores, for which the Compensation Committee had already established compensation programs, the Compensation Committee adopted a plan (the “Success Plan”) that was used to recognize and retain certain executives, including certain of the named executive officers, who were critical to the success of these initiatives.
     Bonuses under the Success Plan were earned by the named executive officers based upon the following objective criteria established at the time that the plan was established:
•	25% upon the commencement of our tender offer to repurchase up to $800 million of our shares;

•	25% upon the successful completion of the tender offer;

•	25% upon completion of the divestiture of Logan’s for at least $350 million in gross proceeds; and

•	25% upon completion of the divestiture of Logan’s for at least $450 million in gross proceeds.
     The executives participating in the Success Plan, including the named executive officers listed in the table below, earned the maximum payable because they achieved each of the performance goals (if applicable, at or above the maximum level) established by the Compensation Committee. Although the Committee retained discretion to reduce or eliminate any Success Award, it did not do so. On January 23, 2007 the Compensation Committee met and certified achievement of the targets under the Success Plan, pursuant to which the executives listed below earned the following respective bonuses. Those bonuses were paid on June 6, 2007.

Success
Name	Bonus
Mr. Woodhouse	$4,219,000
Mr. White	$1,052,000
Mr. Shoaf	$1,052,000
     The implementation of the 2006-2007 strategic initiatives also caused the Compensation Committee to study whether certain retention awards were warranted in order to restore market competitiveness. After consultation with its consultants, the Compensation Committee determined that such awards were appropriate and, accordingly, made a restricted stock awards to Mr. White (25,000 shares), to Mr. Shoaf (12,500 shares), to Mr. Barber (25,000 shares) and to Mr. Maxwell (12,500 shares). Each of these awards vests over five years, with 25% vesting in year three, 25% vesting in year four and 50% vesting in year five. As a result of his expected retirement on February 1, 2008, Mr. White will forfeit this award. These awards are reflected in the “All Other Stock Awards” column of the “Grant of Plan-Based Awards” table on page 33 of this proxy statement.
     During 2007, the Compensation Committee also declared discretionary bonuses (reflected in the “Bonus” column of the “Summary Compensation Table” on page 32 of this proxy statement) to certain executives, including the named executive officers as set forth below. These bonuses were based upon what these executives would have earned under the prior (2006) fiscal year’s annual bonus plan had the Company not incurred certain expenses not contemplated when incentive targets under the annual bonus plan were established. These expenses were related to certain strategic initiatives (i.e., its re-capitalization, the related stock re-purchases, and the divestiture of its Logan’s Roadhouse subsidiary) that the Company began to implement during late 2006. The Committee believed that it would have been inappropriate in view of the substantial shareholder value that was expected to be and was created by those initiatives to, in essence penalize, these executives and others for expenses associated with the strategic initiatives that were not contemplated at the time the bonus plan was originally adopted.

Name	Bonus
Mr. Woodhouse	$1,232,315
Mr. White	$307,257
Mr. Shoaf	$162,468
Do you provide perquisites and other benefits to executive officers?
     Other than the items set forth above, we provide only limited perquisites and other benefits to our executive officers. Any perquisites that are received by named executive officers are described in the Summary Compensation Table on page 32 of this Proxy Statement under the “All Other Compensation” column and related footnote. In particular:
•	Named executive officers do not have use of a Company vehicle;

•	Named executive officers may not schedule the Company aircraft for personal travel;

•	We do not have a defined benefit pension plan or SERP; and

•	We do not provide a number of perquisites that are provided by other companies, such as club memberships, security, drivers, or financial and legal planning.
     The absence of perquisites and a retirement plan is one of the reasons that the Compensation Committee targets total compensation at the 75th percentile relative to our peer group of companies and other surveys.
How does the Compensation Committee use “tally sheets”?
     As part of the Compensation Committee’s efforts to review and structure executive compensation for 2008, the Compensation Committee reviewed tally sheets for executive compensation in 2007, inclusive of the value of equity awards. The tally sheets assisted the Compensation Committee in understanding the levels of executive compensation that have been, and are being, received by our executive officers. The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.
Does the Compensation Committee delegate its authority to make stock awards?
     Yes. Pursuant to the Compensation Committee Charter, the Committee may delegate any of its responsibilities to one or more subcommittees as the Committee deems appropriate. During 2007, the Committee did not delegate any of its responsibilities to a subcommittee.
     The Compensation Committee Charter also authorizes the Committee to delegate authority over the grant of equity awards to our CEO as authorized by the terms of our stock incentive plans. The 2002 Omnibus Incentive Compensation Plan provides that the Committee can delegate authority to the CEO, or to a committee composed of executive officers, to grant, on behalf of the Committee, awards to persons who are not executive officers, subject to any guidelines as the Committee may determine from time to time. Pursuant to that authority granted in the 2002 Omnibus Incentive Compensation Plan, the Committee has delegated to our CEO the authority to make certain awards, subject to the following limitations:
•	The recipient of any grant is not, or is not expected to be an executive officer;

•	Any award may not exceed 5,000 shares;

•	Any award may not vest at an annual rate greater than 33-1/3% for three years; and

•	At any Compensation Committee meeting, the CEO must report to the Committee all awards made by him, if any, since the prior meeting of the Committee pursuant this delegation of authority.
     During 2007, pursuant to a similar grant of authority, the CEO made grants of options for a total of 8,000 shares to four individuals.
What policies are there on timing when equity awards are made?
     We have never “back-dated” and have a policy against “backdating” of options. In addition, we adhere to the following policies as to equity awards:
•	The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is the closing price of our stock on the date of grant, which generally is the date of the September Compensation Committee meeting at which equity awards for senior executives are determined. Board and committee meetings generally are scheduled at least one year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by us. We prohibit the re-pricing of stock options.

•	New hire equity awards or grants to promoted employees, including stock option grants, are made effective the date of the next Compensation Committee meeting following employment date or promotion, respectively.

•	Other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on the date of the next Compensation Committee meeting.

•	The grant date for equity awards, including stock options, is always the date of approval of the grants, or a specified later date, but never a date prior to approval.

•	Except as set forth above, we do not have any program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.
What factors are considered in decisions to materially modify compensation?
     From time to time and at least annually in connection with our fiscal year end, the Compensation Committee will review market data, individual performance and retention needs in making decisions to adjust compensation materially. Other than our current policy of targeting base salary and total compensation at 60% and 75%, respectively, of our peer group, we do not have any set formula for determining the amount of each compensation element as a percentage in our executive officers’ compensation packages. We consider the competitive landscape for talent in our industry and geography and base our compensation decisions on how we want to position ourselves in the marketplace for executive talent.
Do you have a policy about recovery of performance-based awards if an executive is guilty of misconduct?
     If the Compensation Committee and the Board of Directors determines that an executive officer has engaged in fraudulent or intentional misconduct, including with regard to the reporting of our performance, the Compensation Committee and the Board of Directors will immediately take corrective action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Does CBRL have stock ownership guidelines for its executive officers?
     Yes — We have stock ownership guidelines (the “Ownership Guidelines”) covering all executive officers, which are posted on our website at cbrlgroup.com. The guideline is 70,000 shares for the Chief Executive Officer, 15,000 shares for the Chief Financial Officer and 5,000 shares for any other executive officer. The time frame to reach the stated guideline amount is August 1, 2009 for Messrs Woodhouse and White, August 1, 2010 for Messrs Shoaf and Maxwell, and August 1, 2011 for Mr. Barber. Officers subject to the Ownership Guidelines who are hired or promoted after the program’s inception in 2005, have five years, from the beginning of the first full fiscal year in position, to reach the stated guideline amount.
     Shares counted toward achievement of the Ownership Guidelines include shares directly or indirectly owned by the executive officer (whether certificated or in “street name”) and shares of restricted stock. The Compensation Committee reviews executive officer ownership levels annually. At this time, all named executive officers are exceeding their Ownership Guidelines. Executive officers are prohibited from hedging their holdings of our common stock.
     The Compensation Committee adopted a plan (the “Ownership Plan”) to encourage the early attainment of the Ownership Guidelines by certain of our officers. Under the Ownership Plan, an executive is awarded common stock in the amount of the greater of 100 shares or two percent (2%) of the number of shares specified in the Ownership Guidelines for that officer, if the officer achieves certain specified progress each year during the five-year period toward the Ownership Guidelines. In future years, failure to achieve specified ongoing progress toward share ownership requirements would result in reduced option grants. On July 25, 2007, the Compensation Committee determined that each of the following named executive officers had achieved or exceeded the specified progress and, accordingly, were awarded the following respective number of unrestricted shares on August 6, 2007:

Name	Award (# of shares)
Mr. Woodhouse	1,400
Mr. White	300
Mr. Shoaf	100
Mr. Barber	100
Mr. Maxwell	100
What is the effect of accounting and tax treatments on compensation?
     Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs. As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes). Owing to the adoption of SFAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the Compensation Committee’s future selection of differing types of equity awards.
     Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to its Chief Executive Officer or any of our four other most highly compensated executive officers (excluding our chief financial officer, who the Internal Revenue Service has indicated may be excluded) who are employed by the Company as of the end of the fiscal year. However, Section 162(m) does not apply to compensation that satisfies the requirements of Section 162(m) for “qualifying performance-based” compensation. The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must (and does) reserve the right to award compensation which it deems to be in our best interest and our shareholders, but which may not be fully tax deductible under Section 162(m).
     As required under the tax rules, the Company must obtain shareholder approval every five years of the material terms of the performance goals in the 2002 Omnibus Incentive Compensation Plan for qualifying performance-based compensation, including annual bonuses and long-term incentives. We last received approval in 2002 when the Omnibus Plan was originally approved, and are again seeking shareholder approval as further described on pages 50-51 of this proxy statement.
     The Omnibus Plan also currently limits the deductibility of cash incentive awards to $1 million annually. That limitation applies only to cash awards — not to stock, which have other limitations. Given the changing nature of executive compensation (i.e., less reliance on stock options; more reliance on cash in compensation) since the original adoption of the omnibus plan, we are proposing (as further described on pages 51-58 of this proxy statement) an amendment to the Omnibus Plan increasing that limit to $5 million. That will allow us greater flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our shareholders, whether they are denominated in cash or stock.
     Sections 280G and 4999. We provide our named executive officers with change in control agreements. Certain of these agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control. A payment as a result of a change in control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control. We believe that the provision of tax protection for certain of our executive officers was consistent with market practice at the time those agreements were entered into, was a valuable executive talent retention provision, and was consistent with the objectives of our overall executive compensation program. We, however, are studying whether such provisions are consistent with current market practices and whether we should continue such provisions in future agreements.
     Section 409A. Amounts that are deferred or which become vested under nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We have amended our plans to fully comply with Section 409A.

What are the respective roles of the Compensation Committee, its consultant and our executive officers in determining executive compensation?
     The Compensation Committee’s Role. The Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers. In the case of executive officers who also serve as directors, the Committee makes recommendations to the independent directors of the Board. Compensation decisions are designed to promote the achievement of our business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. The majority of the compensation decisions for the executive officers are made annually during the July meetings of the Committee and the Board of Directors.
     In developing its views, the Committee believes that it is advisable to obtain input from management and from independent consultants retained by the Committee, which currently are Mercer and Cook. While the recommendations of management and the Committee’s consultants provide valuable guidance, the Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure. All members of the Committee are independent non-employee directors.
     Management’s Role. The significant aspects of management’s role are:
•	Recommending business performance targets and objectives;

•	Evaluating employee performance; and

•	Recommending cash compensation levels and equity awards.
     Our CEO works with the Committee Chair to establish the agenda for Compensation Committee meetings. At the Committee’s request, the CEO and other members of management participate in Committee meetings to provide:
•	Background information regarding our strategic objectives;

•	Evaluation of the performance of the executive officers; and

•	Compensation recommendations for executive officers.
     If compensation programs require modification, management works with the Committee and its consultants to evaluate the changes and determine the most appropriate solution.
     Roles of Executive Officers in Determining Compensation
     Certain executive officers have roles in the compensation process, as follows:
•	The CEO generally makes recommendations to the Committee regarding salary increases for other executive officers during the regular merit increase process.

•	In addition, the CEO provides his/her perspective on recommendations provided by the consulting firm hired by the Committee regarding compensation program design issues.

•	Other executive officers, at the request of the Committee, work with the outside consultants hired by the Committee, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by the Committee, selected executive officers may also review consultant recommendations on plan design and structure and provide a perspective to the Committee on how these recommendations may affect recruitment, retention and motivation of our employees as well as how they may affect us from an administrative, accounting, tax or similar perspective. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.
     The Role of Advisors and Consultants. By the terms of its charter, only the Committee can retain and dismiss independent compensation consultants and approve their compensation, and the consultants report directly to the Committee. We are obligated to pay the Committee’s consultants and to support their work. Mercer and Cook are authorized to communicate with members of management as necessary, but may not perform work directly for management without the Committee’s advance approval. For executive compensation awarded in 2008, Mr. Woodhouse was assisted by certain members of senior management as well as Mercer and Cook in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee. The Compensation Committee and the Board of Directors are responsible for establishing Mr. Woodhouse’s compensation package. The Compensation Committee and the Board of Directors consulted with Mercer and Cook in determining the executive compensation to be awarded to Mr. Woodhouse in 2008.
How are non-management directors compensated?
     Compensation for non-management directors’ compensation is set by the Board at the recommendation of the Compensation Committee. In 2005, this committee recommended, and the Board approved, a slightly modified compensation and benefit program for non-management directors. In developing its recommendations, the Compensation Committee, assisted by Mercer, was guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interest of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand. At that time, the Board determined to annually grant restricted stock as well as stock options to non-management directors. The compensation of non-management directors in 2007 is described on pages 11 and 37 of this proxy statement. Based upon Mercer’s recommendations as well as that of the Compensation Committee, compensation for non-management directors will remain the same for 2008.

COMPENSATION COMMITTEE REPORT
     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.
What is the Compensation Committee and what does it do?
     The Compensation Committee of the Board of Directors establishes the salaries and other compensation of the Chairman and CEO, the other executive officers named in the Summary Compensation Table, and other selected senior executives of the Company. The Compensation Committee also is charged with the responsibility to review and approve our executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. As it deems necessary, the Compensation Committee engages independent compensation consultants and counsel to advise the Compensation Committee on all matters related to CEO and other executive compensation. In 2007, independent consultants were engaged for the purpose of conducting a competitive review of executive compensation, including long-term incentive compensation levels.
     The Compensation Committee met seven times in 2007. Each meeting included an executive session with no Company employees present.
Are the members of the Compensation Committee “independent”?
     Yes. It is comprised of five directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.
Has the Compensation Committee adopted a Charter?
     Yes. A copy of that Charter is posted on CBRL’s Internet website at cbrlgroup.com.
What has the Compensation Committee done in recommending that our Compensation Discussion and Analysis (“CD&A”) be included in our proxy statement and Annual Report on Form 10-K?
     The Compensation Committee has reviewed and discussed the CD&A with management. Based on its review and discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2007.
Who has furnished this report?
     This report has been furnished by the members of the Compensation Committee:
•	Robert V. Dale, Chair

•	James D. Carreker

•	Richard J. Dobkin

•	Charles E. Jones, Jr.

•	Andrea M. Weiss

COMPENSATION TABLES AND INFORMATION
Summary Compensation Table
     The following table includes information regarding the compensation paid or awarded to the individuals listed below (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”) during 2007.

							Change in Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All
Name and				Stock	Option	Compen-	Compensation	Other
Principal		Salary	Bonus(1)	Awards(2)	Awards(2)	sation(3)(4)	Earnings(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Michael A. Woodhouse,	2007	$950,000	$1,232,315	$3,138,684	$918,683	$5,843,120	—	$56,916	$12,139,718
Chairman and Chief Executive Officer
Lawrence E. White,	2007	$467,500	$307,257	$715,455	$164,180	$1,491,581	$212,858	$28,710	$3,387,541
Senior Vice President and Chief Financial Officer
N.B. Forrest Shoaf;	2007	$355,350	$162,468	$324,793	$93,531	$1,295,003	—	$25,667	$2,256,811
Senior Vice President, General Counsel and Secretary
Douglas Barber,	2007	$301,600	$0	$245,815	$104,140	$180,829	$11,632	$5,982	$849,998
Senior Vice President, Restaurant Operations
Terry Maxwell,	2007	$312,000	$0	$284,113	$126,945	$253,991	$2,520	$2,889	$982,458
Senior Vice President, Retail

(1)	Represents discretionary bonuses paid to compensate certain executives for loss of 2006 bonuses as a result of expense incurred with our restructuring. See discussion on pages 24-25 of this proxy statement.

(2)	Represents amounts accrued in Company’s financial statements during 2007 as compensation expense pursuant to FAS 123R for all unvested stock and option awards irrespective of date of grant.

(3)	For Messrs. Woodhouse, White, and Shoaf, represents amounts earned as a result of level of performance achieved under the 2007 Annual Bonus Plan and the Success Plan. See discussion on pages 18-19 and 24 of this proxy statement.

(4)	For Messrs. Barber and Maxwell, represents amounts earned under their 2007 Bonus Plans. For Mr. Barber, also represents cash election portion of 2007 MTIRP. See discussion on pages 18-19 and 20-21 of this proxy statement.

(5)	We have no defined benefit pension plan, nor any type of supplemental executive retirement plan. Under the Deferred Compensation Plan, executives may defer up to 50% of salary and 100% of bonus into a fully funded, self-directed plan. These amounts are then invested at their discretion in the same mutual funds generally available to all employees who participated in our 401(k) plan. SEC regulations, however, define earnings as “above-market” “if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code) at the rate that corresponds most closely to the rate under the registrant’s plan at the time the interest rate or formula is set.” For 2007, that rate was 6.20%. Messrs. White, Barber, and Maxwell earned, as a result of their self-directed investment selections, respectively, 13.3%, 12.1%, and 17.6% on their investments in the Deferred Compensation Plan, resulting in “above-market” earnings of 7.1%, 5.9%, and 11.4%, respectively. Applying these percentages to the amounts invested by these individuals resulted in the amounts shown above. These amounts resulted in no cash outlay by us since the investments were fully funded at the time of the deferral.

(6)	Amounts shown in this column include the company match under our non-qualified compensation plan (Mr. Woodhouse ($32,735); Mr. White ($24,283); Mr. Shoaf ($23,518) and Mr. Barber ($4,517)); dividends accrued on prior unvested stock awards (Mr. Woodhouse ($24,182); Mr. White ($3,747); Mr. Shoaf ($1,668); Mr. Barber ($1,138) and Mr. Maxwell ($1,912)); the company match under our 401(k) plan (Mr. White ($553) and Mr. Maxwell ($555)); our payment of premiums for life insurance (Mr. White ($29); Mr. Shoaf ($47); Mr. Barber ($56) and Mr. Maxwell ($54)); and our payment of premiums for long-term disability insurance (Mr. White ($98); Mr. Shoaf ($434); Mr. Barber ($271) and Mr. Maxwell ($367)).
Grants of Plan-Based Awards
     The following Grants of Plan-Based Awards table provides additional information regarding non-equity and equity incentive plan awards granted to the Named Executive Officers during 2007. Both the non-equity and equity incentive plan awards were granted pursuant to the Omnibus Plan. The equity incentive plan awards are comprised of restricted common stock and stock options.

		Estimated	Estimated	All Other	All Other
		Future	Future	Stock Awards:	Option Awards:	Exercise	Grant Date
		Payouts Under	Payouts Under	Number of	Number of	or Base	Fair Value
		Non-Equity	Equity Incentive	Shares of	Securities	Price of	of Stock
		Incentive Plan	Plan	Stock or	Underlying	Option	and Option
		Awards(1)	Awards(2)	Units(3)	Options(4)	Awards	Awards
Name	Grant Date	Actual ($)	Actual (#)	(#)	(#)	($/SH)	($)
Mr. Woodhouse	9/19/2007	$1,624,120
	9/19/2007	$30,342	27,091				997,500
	9/21/2006				2,500	$40.00	32,398

Mr. White	9/19/2007	$439,581
	9/19/2007	$8,532	7,618				280,500
	9/21/2006				2,500	$40.00	32,398
	10/12/2006			25,000			994,563

Mr. Shoaf	9/19/2007	$243,003
	9/19/2007	$5,675	5,067				186,559
	9/21/2006				2,500	$40.00	32,398
	10/12/2006			12,500			497,282

Mr. Barber	9/19/2007	$126,541
	9/19/2007	$1,651	1,474				54,288
	9/19/2007	$54,288
	9/21/2006				9,108	$40.00	118,031
	10/12/2006			25,000			994,563

Mr. Maxwell	9/19/2007	$253,991
	9/19/2007	$3,417	3,051				112,320
	9/21/2006				9,422	$40.00	122,100
	10/12/2006			12,500			497,282

(1)	Includes award under 2007 Annual Bonus Plan, anticipated dividend accrual (during two-year vesting period) on the 2007 MTIRP shares and the cash election portion of 2007 MTIRP for Mr. Barber. See discussion on pages 18-19 and 20-21.

(2)	Represents stock portion of the 2007 MTIRP award. See discussion on page 21.

(3)	Represents awards of restricted stock made as retention awards in October 2006. See discussion on page 24.

(4)	Represents 2007 stock option award. See discussion on page 21.

Outstanding Equity Awards at Fiscal Year-end
     The following table summarizes equity awards made to the Named Executive Officers that are outstanding as of August 3, 2007.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan
			Incentive					Awards:	Awards:
			Plan					Number	Market or
			Awards:				Market	Of	Payout Value Of
	Number	Number	Number				Value of	Unearned	Unearned
	Of	Of	Of			Number	Shares of	Shares,	Shares,
	Securities	Securities	Securities			Of Shares	Units of	Units or	Units or
	Underlying	Underlying	Underlying			Or Units	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Of Stock	That Have	Rights	Rights
	Options	Options	Unearned	Exercise	Option	That Have	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Mr. Woodhouse	25,000	0	0	$31.00	9/25/2007	125,000	4,602,500	27,091	997,491
	30,000	0	0	$25.25	9/24/2008	25,310	931,914
	34,812	0	0	$18.38	4/20/2009
	100,000	0	0	$15.31	7/29/2009
	66,943	0	0	$14.31	9/30/2009
	65,513	0	0	$14.63	9/28/2010
	58,769	0	0	$20.10	9/27/2011
	160,000	0	0	$23.58	9/26/2012
	90,347	0	0	$37.19	9/25/2013
	52,435	26,217	0	$35.60	9/22/2014
	48,444	96,886	0	$34.60	9/22/2015
	0	2,500	0	$40.00	9/21/2016
Mr. White	11,487	0	0	$14.63	9/28/2010	15,000	552,300	7,618	280,495
	20,060	0	0	$20.10	9/27/2011	3,934	144,850
	30,000	0	0	$23.58	9/26/2012	25,000	920,500
	9,641	0	0	$37.19	9/25/2013
	15,359	0	0	$37.19	9/25/2013
	8,090	4,045	0	$35.60	9/22/2014
	8,068	16,134	0	$34.60	9/22/2015
	0	2,500	0	$40.00	9/21/2016
Mr. Shoaf	4,667	2,333	0	$40.46	4/11/2015	7,000	257,740	5,067	186,567
	4,888	9,776	0	$34.60	9/22/2015	2,384	87,779
	0	2,500	0	$40.00	9/21/2016	12,500	460,250
Mr. Barber	0	1,650	0	$35.60	9/22/2014	1,470	54,125	1,474	54,273
	0	5,062	0	$34.60	9/22/2015	25,000	920,500
	0	9,108	0	$40.00	9/21/2016
Mr. Maxwell	3,506	0	0	$14.63	9/28/2010	2,536	93,376	3,051	112,338
	5,102	0	0	$20.10	9/27/2011	12,500	460,250
	5,000	0	0	$23.58	9/26/2012
	4,777	0	0	$37.19	9/25/2013
	5,223	0	0	$37.19	9/25/2013
	2,702	1,351	0	$35.60	9/22/2014
	3,333	1,667	0	$39.37	11/23/2014
	4,367	8,733	0	$34.60	9/22/2015
	0	9,422	0	$40.00	9/21/2016

Option Exercises and Stock Vested
     The following table provides information, for the named executives, on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Mr. Woodhouse	0	0	17,871	658,010
			1,400	45,374
Mr. White	0	0	2,757	101,513
			300	9,723
Mr. Shoaf	0	0	594	21,871
			100	3,241
Mr. Barber	12,500	160,206	562	20,693
	12,500	157,000
	6,635	83,336
	3,301	46,709
	2,531	38,345
Mr. Maxwell	0	0	879	32,365
			100	3,241
Nonqualified Deferred Compensation
     We maintain a non-qualified deferred compensation plan for our executive officers and certain employees. The deferred compensation plan permits participating executive officers voluntarily to defer receipt of up to 50% of their base salaries and up to 100% of their annual incentive compensation. These deferrals are fully funded from deductions from the participants’ applicable payroll or bonus checks. Amounts deferred under the plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the plan or on such other dates specified in the plan. Deferred amounts earn rates of return based on the performance of several investment alternatives selected by the participant. These investment alternatives mirror those available to all eligible employees under our 401(k) plan. We also provide a 25% match of the executive’s contributions up to 6% of pay (or, a maximum of 1.5% of eligible pay, the same matching formula used in our 401(k) plan). The following table provides additional information concerning the deferred compensation account for each named executive officer, including the voluntary contributions made by the named executive officers and by us to the deferred compensation plan during 2007 and the aggregate deferred compensation balance as of the fiscal year ended August 3, 2007. No withdrawals or distributions were made in 2007.

	Aggregate Balance at	Executive	Registrant
	Beginning of 2007	Contributions	Contributions	Aggregate	Aggregate Balance
	Fiscal Year	in Last FY	in Last FY	Earnings in Last FY	at Last FYE
Name	($)	($)	($)	($)	($)
Mr. Woodhouse	$2,968,181	$450,579	$32,735	$157,461	$3,608,956
Mr. White	$2,167,318	$130,289	$24,283	$398,865	$2,720,755
Mr. Shoaf	$35,199	$94,073	$23,518	$3,605	$156,396
Mr. Barber	$185,006	$18,067	$4,517	$23,795	$231,385
Mr. Maxwell	$31,199	$0	$0	$3,894	$35,093

Potential Payments Upon Termination or Change in Control(1)
     Our Named Executive Officers are entitled to certain benefits in the event their employment is terminated under specified circumstances. Circumstances which would trigger payments and/or other benefits to certain of our Named Executive Officers include death, disability, termination of employment by the Company without cause, termination by the Named Executive Officer for good reason or a change-in-control of the Company.
     In order for a Named Executive Officer to receive the payment and/or benefits to which he is entitled pursuant to any applicable employment agreement, he must execute and deliver to the Company a release in a form satisfactory to the Company. So long as any Named Executive Officer who is receiving payments and/or benefits from the Company has not breached any applicable restrictive covenants (including, without limitation, non-compete, non-solicitation, non-disparagement and/or confidentiality agreements), the Company will continue to make any required payments. In the event a Named Executive Officer breaches any applicable restrictive covenant, the Company will cease making any future payments and providing any other benefits to the Named Executive Officer, and will also consider pursuing all legal and equitable remedies available to the Company under any applicable employment agreement and applicable law.
     The following table sets forth payments and benefits that may be received by our Named Executive Officers under any existing employment agreements, equity grant agreements, plans or arrangements, whether written or unwritten, in the event of termination for specified reasons and/or a change-in-control of the Company. Only payments and benefits that a Named Executive Officer may receive that are not also available to other executive officers and salaried employees are disclosed in the table below. The following information has been prepared based on the assumption that the Named Executive Officer was terminated, or a change-in-control of the Company occurred, on August 3, 2007. The closing price for our common stock on August 3, 2007 was $36.82.

					Change in Duties or	Termination after	Termination after
	Termination By	Termination By			Compensation after	Change-in-Control	Change-in-Control
	Company Without	Company for Cause	Death	Disability	Change-in-Control	for Cause	Not for Cause
Name	Cause ($)	($)	($)	($)	($)	($)	($)
Mr. Woodhouse	$10,913,859	$0	$5,552,500	$6,552,500	$24,695,977	$0	$24,695,977
Mr. White	$831,875	$0	$0	$0	$5,501,309	$0	$5,501,309
Mr. Shoaf	$367,350	$0	$0	$0	$3,468,971	$0	$3,468,971
Mr. Barber	$313,600	$0	$0	$0	$2,477,225	$0	$2,477,225
Mr. Maxwell	$525,768	$0	$0	$0	$1,507,025	$0	$1,507,025

(1)	Per Mr. Woodhouse’s Employment agreement; all others as outlined in the approved Severance Policy or per Change in Control Agreements. Also, Mr. White has announced his retirement effective February 1, 2008. His retirement agreement is discussed on page 39.
     For additional information regarding payments required to be made to a Named Executive Officer pursuant to his employment agreement or any other arrangement with the Company in connection with a termination of employment and/or a change-in-control of the Company, please see the sections below that describe Mr. Woodhouse’s employment agreement and the change in control agreements that are in place for the other named executive officers.

Director Compensation(1)
     The table below on sets forth the compensation of non-management directors, which is described in greater detail on page 11 of this proxy statement. We have no non-equity incentive plan for non-employee directors and during 2007, no director earned “above-market” (as that term is defined by the SEC) interest on any of his or her compensation that had been deferred.

	Fees
	Earned
	or
	Paid in	Stock	Option	All Other
	Cash	Awards(2)	Awards	Compensation		Total
Name	($)	($)	($)	($)		($)
Mr. Carreker	$63,500	$67,633	$20,114	0		$151,247
Mr. Dale	$135,000	$83,158	$15,319	$48	(3)	$233,525
Mr. Dobkin	$77,000	$67,633	$10,073	0		$154,706
Mr. Hilton	$87,000	$83,158	$15,319	$1,000	(4)	$186,477
Mr. Jones	$63,500	$67,633	$20,114	$48	(3)	$151,295
Mr. Lowery	$57,000	$83,158	$15,319	$48	(3)	$155,525
Ms. Mitchell	$62,000	$67,633	$20,114	$48	(3)	$149,795
Mr. Vonk	$51,000	$41,647	$10,073	0		$102,720
Ms. Weiss	$63,500	$67,633	$20,114	$48	(3)	$151,295
Mr. White	$73,500	$67,633	$20,114	$48	(3)	$161,295

(1)	Certain directors deferred some or all of their fees into the Deferred Compensation Plan: Mr. Dobkin, $58,888; Mr. Hilton, $40,000; Mr. Jones, $50,800; Mr. Lowery, $55,533; and Ms. Weiss, $60,527. The directors have no non-equity incentive plan, and the Deferred Compensation Plan paid interest at the rate of 6.04% for fiscal year 2007 versus Applicable Federal Rate (“AFR”) rate of 6.2%.

(2)	Amounts shown for Messrs Dale, Hilton and Lowery reflect amounts for awards that were deemed forfeited in prior years as a result of our mandatory retirement age. When the Company removed the mandatory retirement age in 2007, that resulted in additional compensation expense in 2007 as a result of awards made in prior years that now would eventually vest.

(3)	Represents premiums paid for term life insurance coverage.

(4)	Represents matching charitable contribution by CBRL Group Foundation.
EMPLOYMENT AND OTHER AGREEMENTS
Do any named executive officers have employment agreements?
     Yes. We have an employment agreement with Mr. Woodhouse.
What are the terms of Mr. Woodhouse’s employment agreement?
     Under the agreement, Mr. Woodhouse serves as the Chief Executive Officer of the Company and also is required to hold either the title of Chairman or President. Unless extended or earlier terminated, the agreement will terminate on July 31, 2008. Beginning August 1, 2008, the agreement automatically will be extended for one-year terms on each annual anniversary of the effective date of the agreement unless either Mr. Woodhouse or the Company gives at least twelve months notice of that party’s intention to allow the agreement to expire at the next anniversary date. Additionally, in the event of a “change in control” (as defined below), the then existing term of the agreement is extended for two years.
     Mr. Woodhouse’s employment agreement currently provides for the payment of an annual salary in the amount of $1,000,000, which may be increased from time to time as well as a target bonus potential of no less than 150% of Mr. Woodhouse’s base salary, subject to the satisfaction of such performance and other criteria as may be established by our Compensation Committee. The agreement originally provided for Mr. Woodhouse to receive a restricted stock grant of 125,000 shares, which would vest 60% on September 15, 2008, 20% on September 15, 2009, and 20% on September 15, 2010, subject to achieving performance criteria established by the Committee relative to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (as defined in the agreement). However, this restricted stock award was terminated on July 27, 2006 and a replacement award was entered into. This replacement award is identical to the original grant, except that the performance criteria were modified to reflect the divestiture of Logan’s Roadhouse, Inc. The agreement also establishes bonus targets (as a percentage of base salary) for Mr. Woodhouse’s participation in our annual incentive and retention plans for officers, which plans are more fully described in the Compensation Committee Report.
     In the event CBRL terminates Mr. Woodhouse’s employment without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term. Any unvested restricted stock granted to Mr. Woodhouse under the agreement will vest and become distributable. The agreement specifies that Mr. Woodhouse’s participation in CBRL’s life, medical and disability insurance programs will continue if his employment is terminated by CBRL without “cause” for up to 24 months or the expiration of the term of the agreement, so long as he is not employed elsewhere and covered by that employer’s benefit plans. The agreement also describes rights to compensation if Mr. Woodhouse’s employment is terminated or suspended due to death, disability or “cause.” This agreement generally does not preclude Mr. Woodhouse from participating in any other CBRL benefit plan or arrangement.
     In the event of a “change in control” (as defined below) and Mr. Woodhouse is terminated for reasons other than “cause,” the Company is required to pay Mr. Woodhouse, in addition to any amounts owed through the date of termination of employment, including a prorated portion of any then existing incentive or bonus plan applicable to Mr. Woodhouse, three times the sum of: (i) his average annual base salary for the three fiscal years prior to the termination; and (ii) the greater of: (x) his actual annual incentive bonus for the fiscal year immediately preceding the date of termination; or (y) his target bonus for the year in which the termination date falls. Also, the restricted stock grant vests and becomes distributable, subject to the achievement of performance goals through the end of the fiscal quarter prior to the date of termination. With respect to any unvested stock options that would have vested during the term of the agreement, the Company is required to pay Mr. Woodhouse an amount equal to the difference between the market value and the exercise price(s) of the shares subject to such options. Mr. Woodhouse’s participation in the life, medical and disability insurance programs of the Company continues for up to thirty-six months following termination of the agreement.
     A “change in control” means any change in control reportable as required by the federal securities laws, but specifically including: (a) any person becoming a beneficial owner of 35% or more of our voting securities, unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of our Board of Directors prior to the acquisition, (b) all or substantially all of the assets of the Company are sold or transferred, (c) shareholders approve a plan of liquidation or dissolution, or (d) a majority of the members of the Board of Directors change (unless approved by majority of those directors who were directors at the beginning of the term of the agreement).

     The agreement contains certain business protection provisions that include a requirement that Mr. Woodhouse not disclose confidential information or trade secrets of the Company and a requirement that, during the term of the agreement and for two years following its termination, Mr. Woodhouse will neither solicit employees of the Company to leave their employment nor hold any position with any entity engaged wholly or in material part in the restaurant or retail business that is similar to that in which the Company or any of its affiliates is engaged.
Who negotiated the terms of Mr. Woodhouse’s employment agreement?
     The terms were negotiated by the Compensation Committee and Mr. Woodhouse, each of whom was represented by separate independent legal counsel.
Does CBRL have any other agreements with its named executive officers?
     Yes. On September 30, 1999, our Board of Directors approved a plan responding to change in control issues. The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees. Some of our senior officers, including some of the named executive officers, and other key personnel have been provided agreements stating that upon a “change in control,” they will receive specified salary payments and other benefits.
     We also have entered into an agreement with Mr. Lawrence E. White, our Senior Vice President and Chief Financial Officer relative to his planned retirement on February 1, 2008 (the “Employment Termination Date”). The agreement with Mr. White provides that (1) for a period of time from the Employment Termination Date through August 15, 2009 (the “Consulting Term”), Mr. White will serve as a consultant to the Company, for which the Company will pay him $619,437 in the aggregate over the Consulting Term; (2) any bonus earned under our 2008 Annual Bonus Plan and any award that might be earned under our Long Term Performance Plan will be prorated through the Employment Termination Date. In addition, through the Consulting Term: (1) additional options to purchase 8,900 shares of our common stock will vest and become exercisable, (2) 15,000 restricted shares of our common stock will vest on August 2, 2009 and will be distributed, along with any accrued dividends, (3) 3,934 restricted shares of our common stock will vest on August 1, 2008 and will be distributed, along with any accrued dividends, and (4) 7,618 restricted shares of our common stock will vest on July 31, 2009 and will be distributed, along with any accrued dividends. We will continue to provide all group health and life insurance benefits for Mr. White and his dependents at the same level as for our other senior level executives until the earlier of the end of the Consulting Term or Mr. White’s obtaining other employment at which he receives health insurance benefits. The retirement agreement also contains non-disparagement, non-competition, non-solicitation and confidentiality provisions as well as a standstill agreement by Mr. White. Upon the Employment Termination Date, Mr. White is also to execute and deliver a release of all claims that he might have against the Company.
What are the material terms of the change in control agreements?
     The change in control agreements provide that the named executive officers, other than Mr. Woodhouse, will receive specified benefits if after a “change in control” there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control. The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the three years prior to a change in control (including, when required, a gross-up payment to cover excise taxes), and benefits will include continuation of and payments for health benefits for a two-year period. The agreements define “change in control” to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a two-year period, or we merge, consolidate or reorganize.
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee has been an officer or employee of CBRL or any of our subsidiaries at any time, and no relationships exist requiring disclosure under applicable regulations of the SEC. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on our Board or on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2007?
     Except as disclosed under “Executive Compensation,” there were no significant transactions or business relationships in which we were a participant and in which any of our executive officers, directors and director nominees had a material interest that would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2008.
Has the Board adopted a code of ethics for senior financial officers?
     The Board of Directors has adopted a code of ethics for its senior financial officers, as defined by SEC regulations that applies to CBRL’s chief executive officer, chief financial officer, and chief accounting officer. This code of ethics is posted on CBRL’s Internet website at cbrlgroup.com. Any amendments to, or a waiver from, a provision of this code of ethics will be posted on CBRL’s Internet website.
How does the Board resolve conflicts of interest?
     With respect to conflicts of interest that may arise from time to time between the Company and any of our directors, our Corporate Governance Guidelines state that the Board, after consulting with counsel, determines whether conflicts of interest exist on a case-by-case basis, with the objective, among others, that the directors voting on an issue are not conflicted with respect to that issue. The directors expect that each of them will disclose actual or potential conflicts to further these objectives. In addition, not less than annually, each director affirms the existence or absence of actual or potential conflicts and that affirmation is reported to the Nominating and Corporate Governance Committee.
Who reviews potential related party transactions and how are they reviewed?
     The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any director or officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The Audit Committee reports to the Board, for its review, on all related party transactions considered.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The United States securities laws require our executive officers, directors, and 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and with us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2007 and written representations by our directors, executive officers and 10% shareholders, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2007.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
     The following table shows information for those who, as of October 1, 2007, were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on 23,728,346 shares of our common stock outstanding as of October 1, 2007.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Barclays Global Investors, NA	3,236,606 (1)	12.84%
45 Fremont Street
San Francisco, CA 94105

(1)	Based solely on the Schedule 13G/A filed for as of April 30, 2007 by Barclays Global Investors, NA and what appear to be a number of its affiliates. Item 4 of the Schedule 13 reports total beneficial ownership of 3,236,606 shares, with sole voting power over 2,653,813 shares and sole investment power over 3,236,606 shares. Item 6 of the Schedule 13G reports that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

Security Ownership of Management
     The following table shows how much of our common stock is owned, as of October 1, 2007, by all directors and named executive officers, and by all current directors and executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.

	Shares
	Beneficially
Name of Beneficial Owner	Owned(1)	Percent of Class

Michael A. Woodhouse	884,517	3.6%
Lawrence E. White	129,402	*
N.B. Forrest Shoaf	18,790	*
Douglas E. Barber	7,703	*
Terry A. Maxwell	45,722	*
James D. Carreker	13,334	*
Robert V. Dale	11,016	*
Richard J. Dobkin	1,334	*
Robert C. Hilton	114,333	*
Charles E. Jones, Jr.	90,783	*
B. F. “Jack” Lowery	92,283	*
Martha M. Mitchell	37,810	*
Erik Vonk	1,334	*
Andrea M. Weiss	8,334	*
Jimmie D. White	25,737	*
All executive officers and directors as a group (20 persons)	1,528,270	6.1%

*	Less than one percent.

(1)	Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Mr. Woodhouse	782,757
Mr. White	115,651
Mr. Shoaf	15,277
Mr. Barber	7,217
Mr. Maxwell	44,535
Mr. Carreker	11,667
Mr. Dale	8,334
Mr. Dobkin	1,334
Mr. Hilton	105,380
Mr. Jones	80,068
Mr. Lowery	76,004
Ms. Mitchell	36,646
Mr. Vonk	1,334
Ms. Weiss	8,334
Mr. White	13,334
All executive officers and directors as a group (20)	1,352,482
The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding CBRL common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 1: ELECTION OF DIRECTORS

What is the structure of the Board of Directors?
     Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board. The Board of Directors currently has fixed the size of the Board at eleven. All current directors are standing for re-election. All directors are elected annually by our shareholders.
Who are the nominees this year?
     The nominees for the Board of Directors consist of our eleven current directors. These nominees are: James D. Carreker, Robert V. Dale, Richard J. Dobkin, Robert C. Hilton, Charles E. Jones, Jr., B. F. “Jack” Lowery, Martha M. Mitchell, Erik Vonk, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse. If elected, each nominee would hold office until the 2008 Annual Meeting of Shareholders and until his or her successor is elected and qualified.
What are the backgrounds of this year’s nominees?

Name, Age, Position	First Became a	Business Experience During
with CBRL	Director	Past Five Years

James D. Carreker, 60 Director	2002	Founder and owner, JDC Holdings, Inc., a private equity and investment firm, Dallas, TX, since October 2000; Chairman of The Bombay Company, Inc., a home-furnishing retail chain, Fort Worth, TX, from December 2002 to June 2006 and CEO from June 2003 to June 2006; Chairman and CEO, Wyndham Hotels, a hotel and resort operator and developer, Dallas, TX, from 1995 to October 2000, and President and CEO from 1988 to 1995; President and CEO, Trammell Crow Company, Dallas, TX, in 1993-1994; Director, Boo Koo Holdings, Inc. since August 2007.

Robert V. Dale, 70 Director	1986	Retired; President, Windy Hill Pet Food Company, Nashville, TN, from March 1995 until its sale in July 1998; Partner in PFB Partnership, Nashville, TN, from August 1994 to March 1995; President of Martha White Foods, Inc., Nashville, TN, from October 1985 to August 1994; Director, Genesco, Inc. since June 2000. Mr. Dale serves as our Lead Independent Director.

Name, Age, Position	First Became a	Business Experience During
with CBRL	Director	Past Five Years

Richard J. Dobkin, 62 Director	2005	Retired; Managing Partner of the Tampa, FL office of Ernst & Young, LLP, an independent registered public accounting firm, from 1987 until June 2005.

Robert C. Hilton, 70 Director	1981	President, Autumn Capital, an investment firm, Nashville, TN, since August 1999; Chairman, President and CEO, Home Technology Healthcare, Inc., Nashville, TN, from October 1991 to August 1999.

Charles E. Jones, Jr., 62 Director	1981	President, Corporate Communications, Inc., an investor/shareholder communications and public relations firm, Nashville, TN.

B. F. “Jack” Lowery, 70 Director	1971	Attorney; Chairman and CEO, LoJac Companies, Inc., an asphalt manufacturing, paving, highway construction, building materials supplier and contractor, Lebanon, TN.

Martha M. Mitchell, 67 Director	1993	Retired; Senior Partner and Senior Vice President Fleishman-Hillard, Inc., an international communications consulting and public relations firm, St. Louis, MO, from 1987 until July 2005.

Erik Vonk, 54 Director	2005	Retired; Chairman and CEO, Gevity HR, Inc., a human resource company, Bradenton, FL, 2002 to October 2004; Retired from June 2001 to April 2002; President and CEO, Randstad North America, Inc., an international staffing company, Atlanta, GA, from 1992 to 2001; Director, Danka Business Systems, PLC since February 2004.

Andrea M. Weiss, 52 Director	2003	President and CEO of Retail Consulting, Inc., a retail consulting firm, since October 2002; Chairman of Cortefiel Group, SA, a European retailer, from April 2006 to June 2007; President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002; Executive Vice President and Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc., a women’s retailer, from May 1998 to February 2001; Director, Tabi International, Inc. since 2004; Director, eDiets.com, Inc. since July 2004; Director GSI Commerce Inc. since August 2006.

Name, Age, Position	First Became a	Business Experience During
with CBRL	Director	Past Five Years

Jimmie D. White, 66 Director	1993	Retired; Senior Vice President — Finance and CFO of Cracker Barrel Old Country Store, Inc., the predecessor to CBRL, from 1985 to December 1995.

Michael A. Woodhouse, 62 Director, Chairman of the Board, President and Chief Executive Officer	1999	Chairman of the Board since November 23, 2004 and President and CEO of CBRL since August 4, 2001; President and COO of CBRL from July 2000 through August 3, 2001; Executive Vice President and COO of CBRL from July 1999 to July 2000; Senior Vice President and CFO of CBRL from January 1999 to July 1999; Senior Vice President Finance and CFO of Cracker Barrel Old Country Store, Inc., from December 1995 to December 1998.
What if a nominee is unwilling or unable to serve?
     If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.
Are there any family relationships between any of the nominees?
     There are no family relationships between any of the nominees or executive officers.
Who are our independent directors?
     In accordance with Nasdaq’s listing requirements, the Nominating and Governance Committee has evaluated each of its directors’ independence from the Company and its management based on Nasdaq’s definition of “independence.” In its review of each director’s independence, the Nominating and Governance Committee reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent auditors. The Nominating and Governance Committee also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review by the Nominating and Governance Committee and the Nasdaq’s definition of “independence,” the Nominating and Governance Committee has determined that all of our Board members with the exception of Mr. Woodhouse, are “independent” in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at cbrlgroup.com. In reaching the conclusion that Messrs. Jones and Lowery were independent, the Nominating and Governance Committee considered that Mr. Jones is a principal of Corporate Communications, Inc. which is retained by the Company for certain investor and public relations matters and the Company leases one restaurant location from Mr. Lowery under a lease that was entered into in 1981. The Nominating and Governance Committee has determined that neither of these relationships impairs the independence of either of Messrs. Jones or Lowery.

Has the CBRL Board of Directors appointed a Lead Director for non-management sessions of the Board of Directors?
     Yes — The Board of Directors has appointed Mr. Dale as the Lead Director to preside over non-management and executive sessions of the Board of Directors.
How can you communicate with the Board of Directors?
     Our Board provides a process for shareholders to send communications to the Board. All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to: CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787, or e-mail at forrest.shoaf@cbrlgroup.com, or via fax at (615) 443-9818, or website communication on the Investor Relations section of our website located at cbrlgroup.com.
     All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors or any member of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting. The Corporate Secretary will consult with the chair of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any member of the Board of Directors.
Are the members of our Board required to attend the Annual Shareholder Meetings?
     Our Board has adopted a policy that requires all directors to attend the Annual Shareholder Meetings unless attendance is not feasible owing to unavoidable circumstances. All but one of our Board members who were members at that time attended our 2006 Annual Meeting of Shareholders.
How are directors nominated?
     The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of CBRL. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Can shareholders recommend nominees for directors?”. The committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the committee’s recommendation.
How are nominees identified?
     All director nominees are current directors who are standing for re-election. Generally, when there is a vacancy to be filled on the Board of Directors, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy. That search firm reports directly to the committee. The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate’s qualifications, experience and independence and conveying the information to the committee.

How are nominees evaluated; what are the minimum qualifications?
     The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We endeavor to have a Board representing diverse experience at policy-making levels in business, marketing, finance and other areas that are relevant to our business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board must consist of independent directors (as defined by Nasdaq’s listing standards and our Corporate Governance Guidelines).
     The committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties: integrity and accountability, informed judgment, financial literacy, cooperative behavior, record of achievement, loyalty, and ability to consult and advise.
Can shareholders recommend nominees for directors?
     Shareholders can recommend nominees for directors. If a shareholder wishes to recommend a candidate for director, the shareholder must provide notice in writing to the Chair of the Nominating and Corporate Governance Committee, CBRL Group, Inc., c/o Corporate Secretary, P.O. Box 787, Lebanon, TN, 37088-0787. For consideration at the 2008 Annual Meeting, the notice must be received by June 23, 2008. The notice must provide the following information for each proposed nominee who is not an incumbent director that the shareholder wishes to nominate:
•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the number of shares of common stock that are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.
The notice must also provide the following information about the shareholder giving the notice:
•	the name and record address of the shareholder;

•	the number of shares of common stock that are owned beneficially or of record by the shareholder;

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.
The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No director candidates were recommended by our shareholders for election at the 2007 Annual Meeting.
What does the Board of Directors recommend?
     Our Board of Directors recommends that you vote FOR the election of these nominees.

PROPOSALS 2 and 3
RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE
GOALS AND APPROVAL OF AMENDMENTS TO THE CBRL
GROUP 2002 OMNIBUS INCENTIVE COMPENSATION PLAN

What is the CBRL 2002 Omnibus Incentive Compensation Plan?
     The CBRL 2002 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) is a comprehensive incentive plan approved by our shareholders in 2002. The Omnibus Plan provides for various stock and option awards and also provides for limited cash awards. The Omnibus Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under §162(m) of the Internal Revenue Code of 1985, as amended.
Why are you asking for re-approval of certain terms of the Omnibus Plan?
     Reapproval of the material terms of the performance goals is needed under Section 162(m) of the Internal Revenue Code if we are to preserve our ability to take a federal tax deduction for certain compensation awards. Under Section 162(m) of the Internal Revenue Code, our federal income tax deductions may be limited to the extent that total compensation paid to a “covered employee” exceeds $1,000,000 in any one year. Covered employees generally are our named executive officers — those officers who appear in the compensation tables in our proxy statements. The deduction limit, however, does not apply to “qualified performance-based compensation.” Stock options granted under the Omnibus Plan are considered qualified performance-based compensation because, among other things, the Omnibus Plan was approved by shareholders and the stock options are granted at no less than fair market value on the grant date. (The same would be true for stock appreciation rights, if we were to grant them under the Omnibus Plan.) However, other types of awards, such as cash awards and restricted stock units, must satisfy additional requirements. Specifically, the awards must be subject to performance goals, the “material terms” of which have been approved by shareholders within five years before the grant date.
     Because five years have passed since approval of the Omnibus Plan, the board is submitting this proposal to shareholders for reapproval of the material terms of performance goals set forth in the plan. If shareholders fail to approve the proposal, the company will still be able to make awards under the Omnibus Plan, but awards (other than stock options and stock appreciation rights) will be not be deductible to the extent they exceed $1 million because of the deduction limit under Section 162(m).
What are the performance goals under the Omnibus Plan?
     Under the Omnibus Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee, which consists exclusively of independent directors, determines that such awards are in the best interest of the company and its shareholders. Performance goals for awards are determined by the Committee and are designed to support our business strategy and align executives’ interests those of our shareholders.

     Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) will be subject to performance goals based on one or more of the following business criteria as applied, in the Committee’s discretion, to us as a whole or any of our business units:
•	return on capital, equity, or assets (including economic value created)

•	productivity

•	cost improvements

•	cash flow

•	sales or revenue growth

•	net income

•	earnings per share, or earnings from operations

•	quality

•	customer satisfaction

•	comparable store sales

•	stock price

•	total shareholder return
Are you requesting approval of any amendments to the Omnibus Plan?
     Yes — executive compensation in the last five years has tended to move away from stock options and include more cash and restricted stock in awards. In order to react to the evolving executive compensation arena and to preserve deductibility of awards under Section 162(m) to the greatest extent possible, we are proposing some additional changes to the Omnibus Plan. Under the Omnibus Plan, a cash award (even if performance-based) may not exceed $1,000,000 (the “Cash Award Limit”). To provide us greater flexibility in designing compensation plans and awards, we are proposing that the Cash Award Limit be increased to $5,000,000.
     In addition, the Omnibus Plan originally allowed the issuance of up to 2.5 million shares of our common stock (the “Plan Limit”) and 1,725,543 shares have been issued or reserved for issuance under the Omnibus Plan, leaving as of October 1, 2007, 774,457 shares available for issuance. At the current utilization rate, that will provide enough shares for issuance under the Omnibus Plan for approximately two years. We believe that it is in the best interests of the Company and its shareholders to be able to issue additional shares once the current available amount is exhausted; accordingly, we are proposing an additional 2 million shares be added to the Omnibus Plan — we expect that those additional shares plus those presently available would be sufficient for our needs for approximately five more years when the performance goals would have to be resubmitted to shareholders for another re-approval.
     Finally, we are slightly revising the maximum awards that can be granted to non-employee directors. As described on page 11, each non-employee director currently receives an annual option to purchase 2,000 shares of our common stock and a grant of 2,000 shares of restricted stock. The Omnibus Plan limits the size of those awards to 5,000 and 2,000 shares respectively. In order to allow us additional flexibility in establishing compensation for non-employee directors, we are requesting that those limits each be established at 5,000 shares. As indicated previously, we have no intentions to change director compensation in 2008.
     We also are proposing several amendments that clarify certain adjustments that are required in the event of stock splits and other recapitalizations to address certain accounting issues.
     There are other limits on awards that can be made to participants in the Omnibus Plan. These are discussed below under “Are there any limits on the amount of awards that can be granted?”.

Why are these being presented as two separate proposals?
     Although both the re-approval of performance goals and the proposed amendments are in the best interests of shareholders, we believe that they should be considered separately as one is a simple re-approval of previously approved performance goals that is required for tax deductibility while the proposed amendments are designed to give us more flexibility in structuring executive compensation. If a shareholder is opposed to the proposed amendments, we nevertheless want that shareholder to be able to vote for the re-approval of the performance goals.
Summary of Other Features of the Omnibus Plan
     The summary below is intended to provide context for the performance goals that shareholders are being asked to re-approve as well as the proposed amendments that shareholders are being asked to approve.
When will the Omnibus Plan terminate?
     The Omnibus Plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board or by the Compensation Committee, which administers the Omnibus Plan.
What is the purpose of the Omnibus Plan?
     The purpose of the Omnibus Plan is to motivate selected employees of CBRL and certain of our subsidiaries and affiliates to put forth maximum efforts toward our continued growth, profitability, and success. This Omnibus Plan also is intended to enable us to effectively attract, retain and reward directors who are not our employees and who meet our “independence” requirements.
Who administers the Omnibus Plan?
     The Compensation Committee administers the Omnibus Plan. In addition to each member of that committee being required to be “independent,” another requirement for tax deductibility of certain awards under Internal Revenue Code Section 162(m) is that the compensation be awarded by “outside” directors as defined in Section 162(m) and related regulations. Accordingly, only “outside” directors may serve on the Compensation Committee.
     The Compensation Committee may delegate, but it is not required to delegate, some or all of its authority and duties under the Omnibus Plan to our Chief Executive Officer or to our other senior officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to our five most highly compensated officers or to any of our officers who are subject to the reporting requirements of Section 16 of the Exchange Act. We refer to our five most highly compensated officers as “covered employees” throughout this section.
Who can participate in the Omnibus Plan?
     The following persons are eligible to participate in the Omnibus Plan:
•	all of our employees;

•	all employees of any 20% or more owned affiliates that our Board designates as a participating employer, if we have any in the future; and

•	our non-employee directors, to a limited extent as specified in the Omnibus Plan (currently ten directors).
     The selection of the participants, other than our non-employee directors, who will receive awards, is entirely within the discretion of the Compensation Committee, except that only employees of CBRL or our 50% or more owned subsidiaries may receive incentive stock options. The Compensation Committee has no discretion over the terms and conditions of grants of stock options to our non-employee directors. Instead, the Omnibus Plan specifies those terms and conditions.
What types of awards does the Omnibus Plan allow for participants other than non-employee directors?
     The Omnibus Plan authorizes the grant of the following types of awards to all eligible participants other than our non-employee directors:
•	Stock Options. Stock options granted under the Omnibus Plan may be incentive stock options, other tax-qualified stock options, or non-qualified stock options. A stock option entitles the participant to purchase shares of our common stock at an exercise price. The exercise price is fixed by the Compensation Committee at the time the option is granted, but the price with respect to incentive stock options cannot be less than the shares’ fair market value as of the date of grant or, if the participant owns more than 10% of our common stock, less than 110% of the shares’ fair market value on the date of grant. The exercise price with respect to any stock option other than an incentive stock option cannot be less than 85% of the shares’ fair market value on the date of grant; however, as discussed on page 26, it has been and will remain our policy to grant stock options with an exercise price of at least 100% of the fair market value of our shares on the date of the grant. The exercise price may be paid in cash, with shares of our common stock, with other property as allowed by the Compensation Committee, or a combination of allowable methods. Options may be exercised at the times and subject to the conditions set by the Compensation Committee. The maximum period in which an option may be exercised is fixed by the Compensation Committee at the time the option is granted but cannot exceed ten years or, with respect to participants who own more than 10% of our common stock, five years.
•	Stock Appreciation Rights. Stock appreciation rights, or “SARs,” are rights to receive a payment equal to the appreciation in value of a stated number of shares of our common stock from the price established in the award to the market value of that number of shares of common stock on the date of exercise. SARs may be granted in tandem with related options or freestanding. The exercise price of a SAR granted in tandem with an option is equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by that option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR is determined by the Compensation Committee on the date of grant, but the price cannot be less than the fair market value of the common stock as of the date the SAR is granted.
•	Stock Awards. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock or units of our common stock. A unit is a bookkeeping entry we may use to record and account for the grant of the award until it is paid, canceled, forfeited or terminated. The Compensation Committee determines the amount and any terms, conditions, restrictions, including without limitation restrictions on transferability and continued employment of the participant, and limitations of stock awards to be granted to any participant. The Compensation Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

•	Performance Shares. Performance shares are shares of our common stock, or units which are expressed in terms of our common stock, which are granted contingent upon the attainment during a performance period of certain performance objectives. The Compensation Committee determines the length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree the objectives are attained, along with any other terms, conditions, restrictions and limitations.
•	Cash Bonuses. While cash bonuses may, and will, be paid outside the Omnibus Plan, the Compensation Committee will determine the persons to receive cash bonuses under the Omnibus Plan and the amount, terms and conditions of those cash bonuses. No covered employee is eligible to receive a cash bonus under the Omnibus Plan in excess of $1,000,000 (proposed to be increased to $5,000,000) in any fiscal year. Also, no covered employee may receive a cash bonus under the Omnibus Plan unless the cash bonus constitutes a “qualified performance-based award” as described below.
•	Qualified Performance-Based Awards. A “qualified performance-based award” is any stock option or SAR granted under the Omnibus Plan, or any other award granted under the Omnibus Plan that the Compensation Committee designates as a qualified performance-based award and that is contingent on the achievement of certain pre-established performance criteria. At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee determines the award to be granted to the participant, the performance period, and the performance goals. At the end of the performance period, the Compensation Committee determines the degree of achievement of the performance goals which determines the payout. No qualified performance-based award is earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals, except under very limited circumstances. The Compensation Committee may set performance goals using any combination of the criteria described above under “What are the performance goals under the Omnibus Plan?”.
•	Other Awards. The Compensation Committee may grant any other type of award that is consistent with the Omnibus Plan’s purpose.
What types of awards does the Omnibus Plan allow for the non-employee directors?
     Our non-employee directors are only entitled to certain formula stock option grants under the Omnibus Plan. We have described those grants under the caption “Board of Directors and Committees— How are directors compensated?” As discussed above under “Are you requesting approval of any amendments to the Omnibus Plan?”, we are proposing changes to the maximum amount of the annual formula award that directors may receive.

How many shares of CBRL common stock may be issued under the Omnibus Plan?
     Up to 2,500,000 shares of our common stock were originally authorized for issuance under the Omnibus Plan. As of October 1, 2007, 1,725,543 had been issued under the Omnibus Plan and there remained for issuance 774,457 shares. We are proposing increasing that amount by 2 million shares, which will result in a current total of 2,774,457 shares that may be granted under the Omnibus Plan. Note that, as discussed below, we are terminating another plan under which 750,844 shares currently could be issued upon the exercise of options. We intend in the future to make grants and awards solely from the Omnibus Plan. This number may be adjusted for changes in our capital structure, such as a stock split. The following shares of common stock also will be available again for grant under the Omnibus Plan:
•	those related to awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares;

•	those that are settled in cash in lieu of common stock; and

•	those that are used by a participant for payment of the purchase price of common stock upon exercise of an option or for withholding taxes due as a result of that exercise.
Are there any limits on the amount of awards that can be granted?
     Yes. The maximum number of shares of our common stock available for awards granted in the form of stock options or SARs that may be granted to any one participant in any one calendar year under the Omnibus Plan is 625,000.
     The maximum fair market value of any award, other than stock options, SARs and cash bonuses, that may be received by a participant during any one calendar year under the Omnibus Plan is the equivalent value of 625,000 shares of our common stock as of the first business day of that calendar year.
     The maximum amount of any cash bonus that may be granted under the Omnibus Plan in any fiscal year to any participant who is a covered employee in that year currently is $1 million. We are proposing to increase that limit to $5 million, as described under “Are you requesting approval of any amendments to the Omnibus Plan?”.
Who can amend the Omnibus Plan?
     The Compensation Committee may amend the Omnibus Plan at any time for any reason or no reason, except that the Compensation Committee cannot amend the provisions of the Omnibus Plan dealing with awards to our non-employee directors. The Compensation Committee must obtain shareholder approval to adopt any amendment:
•	affecting covered employees that otherwise requires the vote of our shareholders under Section 162(m) of the Internal Revenue Code;

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the Omnibus Plan; or

•	modifying the requirements for eligibility.

     The Compensation Committee also must obtain shareholder approval if the Compensation Committee believes shareholder approval is necessary or advisable to:
•	permit awards to be exempt from liability under Section 16(b) of the Exchange Act;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.
What happens to awards under the Omnibus Plan if there is a change in control of CBRL?
     Unless otherwise determined by the Board or the Compensation Committee prior to the “change in control,” in the event of a “change in control” or a “potential change in control” of CBRL, each as defined in the Omnibus Plan:
•	all stock options, including those awarded to our non-employee directors, and SARs granted under the Omnibus Plan will fully vest;

•	all restrictions will lapse and any awards subject to those restrictions will fully vest;

•	the value of all vested awards will be cashed out at the “change in control price” as defined in the Omnibus Plan; and

•	there will be a pro rata payout to participants based upon an assumed achievement of all relevant targeted performance goals or measures and upon the length of time within the performance period that has elapsed prior to the change in control.
     A “change in control” will occur if:
•	any person becomes the beneficial owner of 50% or more of our voting securities;

•	after a merger or other similar transaction, the majority of our shareholders prior to the transaction are no longer a majority of our shareholders after the transaction; or

•	our directors cease to constitute a majority of the Board during any given two year period unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of any new director.
     A “potential change in control” will occur if:
•	our shareholders approve an agreement that would result in a “change in control”; or

•	any person becomes the beneficial owner of 25% or more of our voting securities without disclaiming an intent to obtain or exercise control of CBRL, and the Compensation Committee adopts a resolution declaring the occurrence of a potential change in control.

What are the federal tax consequences of the stock options granted under the Omnibus Plan?
     The following is a brief summary of the United States federal income tax consequences related to stock options. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.
     A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction for federal income tax purposes.
     A participant who exercises an incentive stock option will not be subject to taxation at the time of exercise, nor will we be entitled to a deduction. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code, and we will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and we generally will be entitled to a corresponding deduction.
     The federal income tax consequences of other awards will depend on the form of those awards.
What benefits have been granted under the Omnibus Plan, as amended?
     The benefits or amounts that will be received by or allocated to Omnibus Plan participants, as amended, are not determinable because awards under the Omnibus Plan are awarded in the Committee’s discretion. Because the Omnibus Plan was in effect during the last fiscal year, however, the tables in Executive Compensation above set forth the benefits that were received in 2007 by the named executive officers. The following table sets forth the benefits that all executive officers as a group, non-executive officer directors as a group and non-executive officer employees as a group received under the Omnibus Plan during 2007.
CBRL Group 2002 Omnibus Incentive Compensation Plan

Name and Position		Dollar Value ($)	Number of Shares

Executive Group (10 persons including five named executive officers)	Options	$146,534	40,707
	Restricted	$2,381,135	139,039

Non-Executive Director Group	Options	$51,996	20,000
	Restricted	$183,600	20,000

Non-Executive Officer Employee Group	Options	$23,751	6,598
	Restricted	$243,718	30,261

What was the recent closing price of CBRL common stock?
     The closing price of our common stock reported on the Nasdaq National Market on October 1, 2007, was $41.90 per share.
Is the description of the Omnibus Plan in this document complete?
     No. The description of the Omnibus Plan in this document is only a summary. We encourage you to read the entire Omnibus Plan to understand all of its terms. We will send to you, without charge, a copy of the Omnibus Plan (as proposed to be amended) upon your request. You may send your request to Corporate Secretary, CBRL Group, Inc. P.O. Box 787, Lebanon, Tennessee 37088-0787. A copy of the Omnibus Plan, together with any amendments made to date, also has been filed with the Securities and Exchange Commission. You may view the Omnibus Plan at the SEC’s website at sec.gov by viewing exhibits 10(i) to our Annual Reports on Form 10-K for the fiscal years ended August 1, 2003 and July 29, 2005.
How many shares currently are subject to outstanding options, what is the average exercise price and how many shares are available for grant under CBRL’s existing equity compensation plans?
Equity Compensation Plan Information

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in column
	and rights	and rights	(a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,375,888	$32.56	1,525,301 (1)
Equity compensation plans not approved by security holders	493,105	$27.19	-0-
Total	2,868,993	$31.64	1,525,301

(1)	If we receive approval of the proposed amendments to the Omnibus Plan, we intend to terminate our Amended and Restated Stock Option plan, which accounts for 750,844 of these shares, and issue no further shares thereunder. The Omnibus Plan accounts for 774,457 of these shares and we are requesting approval to increase this amount by 2 million for a total of 2,774,457 that would be available for future grants and awards.
What does the Board recommend?
     Our Board of Directors recommends that you vote FOR re-approval of the performance goals under the Omnibus Plan and FOR the proposed amendments to the Omnibus Plan.

PROPOSAL 4:
APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee retained as our independent registered public accounting firm?
     The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2008.
How long has Deloitte & Touche LLP served as our independent registered public accounting firm?
     Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.
Will representatives of Deloitte & Touche LLP attend the Annual Meeting?
     Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
What happens if shareholders fail to approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?
     If shareholders fail to approve the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of Deloitte & Touche LLP. Also, if the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.
What does the Board of Directors recommend?
     Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year.

FEES PAID TO AUDITORS

What fees have been paid to the independent registered public accounting firm during the last two fiscal years?
     The following table sets forth certain fees billed to us by Deloitte & Touche LLP in connection with various services provided to us throughout 2007 and 2006.

	Aggregate Fees	Aggregate Fees
Service	Billed for FY 2007 ($)	Billed for FY 2006 ($)

Audit Fees(1)	$852,184	$1,218,816
Audit-Related Fees(2)	-0-	1,079,006
Tax Fees(3)	480,192	711,085
All Other Fees(4)	3,000	3,000

Total Fees	$1,335,376	$3,011,907

(1)	Represents aggregate fees for professional services rendered for: the audit of our consolidated financial statements contained in our Annual Reports on Form 10-K for 2007 ($434,839) and 2006 ($722,630); reviews of our consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the first three quarters of 2007 ($120,546) and 2006 ($121,328); attestation report on management’s assessment of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404 for 2007 ($296,799) and 2006 ($374,858).

(2)	Represents aggregate fees for professional services rendered for: the stand-alone audit of our wholly-owned subsidiary, Logan’s Roadhouse, Inc. for fiscal years 2003-2005 conducted during 2006 ($1,079,006). There were no audit-related fees for 2007.

(3)	Represents aggregate fees for tax services rendered for tax authority examination support, consulting and compliance for 2007 ($37,800, $120,910 and $321,482, respectively) and 2006 ($125,713, $96,666, and $488,706, respectively).

(4)	Represents aggregate expenses for licenses to access financial accounting technical database.

AUDIT COMMITTEE REPORT

     This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.
What is the Audit Committee and what does it do?
     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of CBRL’s accounting functions and internal controls. The committee’s functions are described in greater detail on pages 9-10 of this proxy statement. Among other things, the committee recommends to the Board that our audited financial statements be included in our annual report.
Are the members of the committee “independent”?
     Yes. This committee is comprised of four directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines. They also are independent within the meaning of Rule 10A-3 under the Exchange Act.
Is a member of the committee an “audit committee financial expert”?
     Yes. The Board has determined that all members of the audit committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations.
Has the committee adopted a Charter?
     Yes. A copy of that Charter, as amended to date, is posted on CBRL’s Internet website at cbrlgroup.com.
What steps did the committee take in recommending that our audited financial statements be included in our annual report?
     In connection with recommending that our audited financial statements be included in our annual report, this committee took the following steps:
•	The committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

•	Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed this committee of the independent registered public accounting firm’s independence, and assisted this committee in evaluating that independence. The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•	The committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheets as of August 3, 2007 and July 28, 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended August 3, 2007, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	The committee reviewed and discussed CEO and CFO certifications concerning the Company’s Annual Report on Form 10-K.
     Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly reviews, and additional matters deemed relevant and appropriate by this committee, including internal audit activities, this committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K.
What is the Audit Committee’s pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?
     In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee. The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chair of the Audit Committee. All of the services described above under the caption “Fees Paid to Auditors” that required pre-approval were pre-approved by the Audit Committee. In addition, the committee has reviewed and pre-approved all permissible non-audit services currently planned for preliminary planning in connection with attestation work required under Section 404 of the Sarbanes Oxley Act and the review of the Quarterly Report on Form 10-Q for the quarter ended November 2, 2007 by our independent registered public accounting firm.

Who has furnished this report?
     This report has been furnished by the members of the Audit Committee:
•	Robert C. Hilton, Chair

•	Robert V. Dale

•	Richard J. Dobkin

•	Jimmie D. White
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

How do I submit a shareholder proposal for next year’s Annual Meeting?
     If you wish to submit a proposal to be included in our proxy statement for our 2008 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 23, 2008. In addition, if we are not notified of a shareholder proposal by September 4, 2008, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2008 Annual Meeting of Shareholders. Shareholder proposals should be mailed to Corporate Secretary, CBRL Group, Inc., P. O. Box 787, Lebanon, Tennessee 37088-0787.
ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of our annual report to shareholders for 2007 is being mailed to each shareholder with this proxy statement. A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices: CBRL Group, Inc., Attention: Investor Relations, P. O. Box 787, Lebanon, Tennessee 37088-0787. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at cbrlgroup.com.
OTHER BUSINESS

     Our management is not aware of any other matters to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

VOTE BY INTERNET — proxyvote.com
CBRL GROUP, INC. 305 HARTMANN DRIVE LEBANON, TN 37088-0787	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CBRL Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CBRL Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CBRLG1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBRL GROUP, INC.

The Board of Directors recommends a vote “FOR”
each of the proposals.

Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	TO ELECT DIRECTORS

	01) James D. Carreker	07) Martha M. Mitchell
	02) Robert V. Dale	08) Erik Vonk	☐	☐	☐
	03) Richard J. Dobkin	09) Andrea M. Weiss
	04) Robert C. Hilton	10) Jimmie D. White
	05) Charles E. Jones, Jr.	11) Michael A. Woodhouse
06) B.F. “Jack” Lowery

Vote On Proposals						For	Against	Abstain

2.	TO RE-APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS SET FORTH IN THE CBRL GROUP 2002 OMNIBUS INCENTIVE COMPENSATION PLAN					☐	☐	☐

3.	TO APPROVE CERTAIN AMENDMENTS TO THE CBRL GROUP 2002 OMNIBUS INCENTIVE COMPENSATION PLAN					☐	☐	☐

4.	TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.					☐	☐	☐

5.	IN THEIR DISCRETION, TO TRANSACT ALL OTHER BUSINESS, INCLUDING A VOTE TO ADJOURN THE MEETING, THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.					☐	☐	☐

Please sign exactly as your name appears. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should show their full titles.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.	☐

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date

CBRL Group, Inc.
     Proxy Solicited by and on behalf of the Board of Directors for the
Annual Meeting of Shareholders to be held on Thursday, November 29, 2007.
The undersigned hereby appoints Michael A. Woodhouse and N.B. Forrest Shoaf, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of CBRL Group, Inc. to be held at the Company’s offices located at 305 Hartmann Drive, Lebanon, Tennessee, on Thursday, November 29, 2007, at 10:00 a.m., Central Time, and at any adjournments of that meeting.
Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR all nominees in the election of directors, FOR re-approval of the material terms of performance goals set forth in the CBRL Group 2002 Omnibus Incentive Compensation Plan, FOR approval of certain amendments to the CBRL Group 2002 Omnibus Incentive Compensation Plan and FOR approval of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.